                         RECEIVABLES PURCHASE AGREEMENT

                         Dated as of September 22, 1995

                                     Among

                   THE STANDARD PRODUCTS FUNDING CORPORATION

                                   as Seller
                                   ---------

                                      and

                         THE STANDARD PRODUCTS COMPANY

                           as initial Master Servicer
                           --------------------------

                                      and

                        CLIPPER RECEIVABLES CORPORATION

                                  as Purchaser
                                  ------------

                                      and

                    STATE STREET BOSTON CAPITAL CORPORATION

                                as Administrator
                                ----------------

                                      and

                               NATIONAL CITY BANK

                              as Relationship Bank
                              --------------------

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----

ARTICLE I                    PURCHASES AND REINVESTMENTS                                         2

SECTION 1.01.         Commitments to Purchase; Limits on Purchaser's
                               Obligations                                                       2
SECTION 1.02.         Purchase Procedures; Assignment of Purchaser's
                               Interests                                                         2
SECTION 1.03.         Collections during Revolving Period                                        3
SECTION 1.04.         Collections During Liquidation Period                                      6
SECTION 1.05                   [RESERVED] .                                                     10
SECTION 1.06.         Purchased Interest                                                        10

ARTICLE II                   COMPUTATIONAL RULES                                                11

SECTION 2.01.         Selection of Asset Tranches                                               11
SECTION 2.02.         Computation of Purchaser's Total Investment
                              and Purchaser's Tranche Investment                                12
SECTION 2.03.         Computation of Concentration Limits and Unpaid
                               Balance                                                          13
SECTION 2.04.         Computation of Earned Discount                                            13
SECTION 2.05.         Estimates of Earned Discount Rate, Fees, Etc.                             13

ARTICLE III                  SETTLEMENTS                                                        14

SECTION 3.01.         Settlement Procedures                                                     14
SECTION 3.02.         Deemed Collections; Reduction of Purchaser's
                               Total Investment, Etc.                                           18
SECTION 3.03.         Payments and Computations, Etc.                                           20
SECTION 3.04.         Treatment of Collections and Deemed
                               Collections                                                      20

ARTICLE IV                   FEES AND YIELD PROTECTION                                          21

SECTION 4.01.         Fees                                                                      21
SECTION 4.02.         Yield Protection                                                          21
SECTION 4.03.         Funding Losses                                                            23

ARTICLE V                    CONDITIONS OF PURCHASES                                            24

SECTION 5.01.         Conditions Precedent to Initial Purchase                                  24

SECTION 5.02.         Conditions Precedent to All Purchases and
                               Reinvestments                                                    26

ARTICLE VI                   REPRESENTATIONS AND WARRANTIES                                     27

SECTION 6.01.         Representations and Warranties of Seller
                             Parties                                                            27

ARTICLE VII                  GENERAL COVENANTS OF SELLER PARTIES                                32

SECTION 7.01.         Affirmative Covenants of Seller Parties                                   32
SECTION 7.02.         Reporting Requirements of Seller Parties                                  34
SECTION 7.03.         Negative Covenants of Seller Parties                                      36
SECTION 7.04.         Separate Corporate Existence of Seller                                    39
SECTION 7.05.         Financial Covenants                                                       42

ARTICLE VIII                 ADMINISTRATION AND COLLECTION                                      42

SECTION 8.01.         Designation of Master Servicer                                            42
SECTION 8.02.         Duties of Master Servicer                                                 43
SECTION 8.03.         Rights of the Administrator                                               45
SECTION 8.04.         Responsibilities of Seller Parties                                        46
SECTION 8.05.         Further Action Evidencing Purchases and
                             Reinvestments                                                      47
SECTION 8.06.         Application of Collections                                                48

ARTICLE IX                   SECURITY INTEREST                                                  49

SECTION 9.01.         Grant of Security Interest                                                49
SECTION 9.02.         Further Assurances                                                        49
SECTION 9.03.         Remedies                                                                  49

ARTICLE X                    LIQUIDATION EVENTS                                                 49

SECTION 10.01.        Liquidation Events                                                        49
SECTION 10.02.        Remedies                                                                  53

ARTICLE XI                   THE ADMINISTRATOR; RELATIONSHIP BANK                               53

SECTION 11.01.        Authorization and Action                                                  53
SECTION 11.02.        Administrator's and Relationship Bank's
                             Reliance, Etc.                                                     53
SECTION 11.03.        State Street Capital and NCB and Affiliates                               54

ARTICLE XII                  ASSIGNMENT OF PURCHASER'S INTEREST                                 54

SECTION 12.01.        Restrictions on Assignments                                               54
SECTION 12.02.        Rights of Assignee                                                        56
SECTION 12.03.        Terms and Evidence of Assignment                                          56
SECTION 12.04.        Rights of Collateral Agent                                                56

ARTICLE XIII                 INDEMNIFICATION                                                    56

SECTION 13.01.        Indemnities by Seller                                                     56
SECTION 13.02.        Indemnities by Master Servicer                                            59


ARTICLE XIV                  MISCELLANEOUS                                                      60

SECTION 14.01.        Amendments, Etc.                                                          60
SECTION 14.02.        Notices, Etc.                                                             61
SECTION 14.03.        No Waiver; Remedies                                                       61
SECTION 14.04.        Binding Effect; Survival                                                  61
SECTION 14.05.        Costs, Expenses and Taxes                                                 62
SECTION 14.06.        No Proceedings                                                            63
SECTION 14.07.        Confidentiality of Seller Information                                     63
SECTION 14.08.        Confidentiality of Program Information                                    65
SECTION 14.09.        Captions and Cross References                                             67
SECTION 14.10.        Integration                                                               68
SECTION 14.11.        Governing Law                                                             68
SECTION 14.12.        Waiver Of Jury Trial                                                      68
SECTION 14.13.        Consent To Jurisdiction; Waiver Of Immunities                             68
SECTION 14.14.        Execution in Counterparts                                                 69
SECTION 14.15.        No Recourse Against Other Parties                                         69

                                   APPENDICES

APPENDIX A       Definitions


                                   SCHEDULES

SCHEDULE 6.01(i) Description of Material Adverse Changes

SCHEDULE 6.01(j) Description of Litigation

SCHEDULE 6.01(n) List of Offices of Master Servicer and Seller where
                 Records Are Kept

SCHEDULE 6.01(o) List of Lock-Box Banks

SCHEDULE 6.01(p) Description of Credit and Collection Policy


                                    EXHIBITS

EXHIBIT 1.02(a)  Form of Notice of Purchase

EXHIBIT 3.01(a)  Form of Information Package

EXHIBIT 5.01(a)  Form of Sale Agreement

EXHIBIT 5.01(f)  Form of UCC Financing Statement

EXHIBIT 5.01(h)  Form of Lock-Box Agreement

EXHIBIT 5.01(i)  Form of Opinion of Special Counsel for Seller Parties

                         RECEIVABLES PURCHASE AGREEMENT

                         Dated as of September 22, 1995


         THIS IS A RECEIVABLES PURCHASE AGREEMENT (this "AGREEMENT"), among:

         (1) THE STANDARD PRODUCTS FUNDING CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "SELLER"),

         (2) THE STANDARD PRODUCTS COMPANY, an Ohio corporation (together with its successors, "STANDARD" as initial servicer hereunder (in such capacity, together with any successor servicer appointed pursuant to SECTION 8.01, "MASTER SERVICER"; Standard, in its capacity as Master Servicer, together with Seller, each a "SELLER PARTY" and collectively the "SELLER PARTIES"),

         (3)  CLIPPER RECEIVABLES, a Delaware corporation ("PURCHASER"),

         (4) STATE STREET BOSTON CAPITAL CORPORATION, a Massachusetts corporation ("STATE STREET CAPITAL"), as administrator for Purchaser under the Program Administration Agreement (in such capacity, together with any successors thereto in such capacity, the "ADMINISTRATOR"), and

         (5) NATIONAL CITY BANK a national bank ("NCB"), as a referral agent for Purchaser under the Relationship Bank Agreement (in such capacity, together with any successors thereto in such capacity, the "RELATIONSHIP BANK").

Unless otherwise indicated, capitalized terms used in this Agreement are defined in APPENDIX A.


                                   BACKGROUND

         1.      Seller is a wholly-owned direct subsidiary of Standard.

         2. Standard is engaged in the business of the manufacture of parts for the automotive, marine and appliance industries.

         3. Concurrently herewith, Standard together with the other Originators and Seller are entering into the Sale Agreement pursuant to which each Originator will transfer to Seller all of its right, title and interest in and to the Pool Receivables and certain related property.

         4. Seller has requested Purchaser, and Purchaser agreed, subject to the terms and conditions contained in this Agreement, to purchase from Seller from time to time an undivided percentage interest, referred to herein as the Purchased Interest, in Pool Receivables and related property.

         5. Seller and Purchaser also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Purchased Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Purchased Interest.

         6. State Street Capital has been requested, and is willing, to act as the Administrator under this Agreement.

         7. NCB has been requested, and is willing, to act as the Relationship Bank under this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I

                          PURCHASES AND REINVESTMENTS

         SECTION 1.01. COMMITMENTS TO PURCHASE; LIMITS ON PURCHASER'S OBLIGATIONS. Upon the terms and subject to the conditions of this Agreement (including, without limitation, ARTICLE V), from time to time prior to the Termination Date, Seller may request that Purchaser purchase from Seller ownership interests in Pool Receivables and Related Assets, and Purchaser shall make such purchase (each being a "PURCHASE"); PROVIDED that no Purchase shall be made by Purchaser if, after giving effect thereto, either (a) the then Purchaser's Total Investment would exceed the lesser of (1) $50,000,000 and (2) 84% TIMES the Net Pool Balance (the "PURCHASE LIMIT"), or (b) the Purchased Interest, expressed as a percentage of Net Pool Balance (as of the Cut-Off Date for the Settlement Date on which such Purchase is made), would exceed 100% (the "ALLOCATION LIMIT"); and PROVIDED, FURTHER that each Purchase made pursuant to this Section 1.01 shall have a purchase price equal to at least $1,000,000 and shall be an integral multiple of $1,000,000.

         SECTION 1.02.    PURCHASE PROCEDURES; ASSIGNMENT OF PURCHASER'S
                          INTERESTS.

                (a) NOTICE OF PURCHASE. Each Purchase from Seller by Purchaser shall be made on notice from Seller to the Administrator received by the Administrator not later than 11:00 a.m. (New York City time) on the Business Day next preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall be substantially in the form of EXHIBIT 1.02(a) and shall specify the desired amount and date of such Purchase.

                (b) FUNDING OF PURCHASE. On the date of each Purchase, Purchaser shall, upon satisfaction of the applicable conditions set forth in ARTICLE V, make available to the Administrator at the Administrator's Office the amount of its Purchase in same day funds, and after receipt by the Administrator of such funds, the Administrator will make such funds immediately available to Seller at such office.

                 (c) ASSIGNMENT OF PURCHASED INTERESTS. Seller hereby sells, assigns and transfers to Purchaser, effective on and as of the date of each Purchase by the Purchaser hereunder, the undivided ownership interest in the Pool Receivables and Related Assets represented by the net increase in the Purchased Interest resulting from such Purchase.

         SECTION 1.03.    COLLECTIONS DURING REVOLVING PERIOD.

                 (a) On the close of business on each Business Day during the period from the date of the first Purchase to the Termination Date, Master Servicer will, out of all Collections received on such day from Pool Receivables:

                (i)     if any Ford Concentration Draw or Chrysler
              Concentration Draw is outstanding, determine the amount of Ford Collections, in the case of a Ford Concentration Draw, or Chrysler Collections, in the case of a Chrysler Concentration Draw, received on such day and pay such amount to the Administrator for application to and up to the outstanding amount of any Ford Concentration Draw or Chrysler Concentration Draw, as the case may be, in each case, together with accrued interest therein;

                (ii) determine the Purchaser's Share and the Seller's Share of the Collections remaining after the application of the immediately preceding clause (i);

                (iii) out of the Purchaser's Share of Collections allocated pursuant to CLAUSE (ii), set aside and hold in trust for Purchaser an amount equal to the sum of the estimated amount of Earned Discount accrued in respect of each Asset Tranche (based on rate information provided by the Administrator pursuant to
              Section 2.05), all other amounts due from Seller to Purchaser, the Administrator or the Relationship Bank hereunder and the Master Servicer's Fee (in each case, accrued through such day) and not so previously set aside;

                (iv) apply the Purchaser's Share of the Collections as determined pursuant to CLAUSE (ii) and not required to be set aside pursuant to CLAUSE (iii) to the purchase from Seller of ownership interests in Pool Receivables and Related Assets (each such purchase being a "REINVESTMENT"); PROVIDED that:

                     (A) if (I) the then Purchased Interest would exceed the Allocation Limit or (II) the then Purchaser's Total Investment would exceed the Purchase Limit, then Master Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, a portion of such Collections which, together with other Collections previously set aside pursuant to this CLAUSE (iv), shall equal the amount necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Purchased Interest to the Allocation Limit;

                        (B) if any of the conditions precedent to Reinvestment in CLAUSES (a), (b) and (d) of SECTION 5.02 are not satisfied, then Master Servicer shall not reinvest any of such remaining Collections, but shall set them aside and hold them in trust for the benefit of Purchaser; and

                (v) pay to Seller (A) the portion of Collections not allocated to the Purchaser's Share pursuant to CLAUSE (ii) and (B) the Collections applied to Reinvestment pursuant to CLAUSE (iv).

                 (b) UNREINVESTED COLLECTIONS. Master Servicer shall set aside and hold in trust for the benefit of Purchaser all Collections which, pursuant to CLAUSE (iv) of SECTION 1.03(a), may not be reinvested in the Pool Receivables and Related Assets. If the Administrator or the Relationship Bank shall so request in writing, then, within one Business Day after receipt of each request, Master Servicer shall apply such funds to reduce the Purchaser's Total Investment in accordance with SECTION 1.03(c)(iii). If, prior to the date when such Collections are required to be paid to the Administrator for the benefit of Purchaser pursuant to
     SECTION 1.03(c)(iii), the amount of Collections so set aside exceeds the amount, if any, necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Purchased Interest to the Allocation Limit, and the conditions precedent to Reinvestment set forth in clauses (a),
     (b) and (d) of SECTION 5.02 are satisfied, then the Master Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment. No delay in the Administrator or Relationship Bank making such request shall release the Master Servicer from its obligations to make such payment whether or not such funds were set aside and held in trust as refined by this clause (b).

                 (c)      PAYMENT OF AMOUNTS SET ASIDE.

                        (i) Master Servicer shall pay all amounts set aside pursuant to SECTION 1.03(a)(iii) in respect of Earned Discount on an Asset Tranche funded by a Liquidity Loan, a Credit Draw or a Concentration Draw to the Administrator on the last day of the then current Yield Period for such Asset Tranche.

                        (ii) Master Servicer shall pay all amounts of Collections set aside pursuant to SECTION 1.03(a)(iii) to the Administrator on each Settlement Date, as provided in SECTION 3.01, in an amount not exceeding the sum of all accrued and unpaid Earned Discount in respect of each Asset Tranche, Master Servicer's Fee and all other amounts (other than the Purchaser's Total Investment) then due from Seller to Purchaser, the Administrator or the Relationship Bank, or on such earlier date or dates as the Administrator shall require on at least one Business Day's written notice to Master Servicer.

                        (iii) Master Servicer shall pay all amounts set aside pursuant to SECTION 1.03(b) and not previously applied pursuant to SECTION 1.03(b) to the

         Administrator for the account of Purchaser (A) on the last day of the then current Yield Period for any Asset Tranche funded by a Liquidity Loan, a Credit Draw or a Concentration Draw, in an amount not exceeding the Purchaser's Tranche Investment of such Asset Tranche, and (B) on the Settlement Date for each Settlement Period, as provided in SECTION 3.01, in an amount not exceeding the Purchaser's Total Investment, or on such earlier date or dates as the Administrator shall require on at least one Business Day's prior written notice to Master Servicer; PROVIDED, HOWEVER,

                      (1) no such payment shall be made with respect to an Asset Tranche funded by a Concentration Draw unless the Purchaser's Tranche Investments of all Asset Tranches, if any, funded by Commercial Paper Notes, Liquidity Loans or Credit Draws shall have been reduced to zero;

                      (2) no such payment shall be made with respect to an Asset Tranche funded by a Credit Draw unless the Purchaser's Tranche Investments of all Asset Tranches, if any, funded by Commercial Paper Notes or Liquidity Loans shall have been reduced to zero;

                      (3) no payment shall be made with respect to an Asset Tranche funded by Commercial Paper Notes unless the Purchaser's Tranche Investments of all Asset Tranches, if any, funded by Liquidity Loans shall have been reduced to zero; and

                      (4) all Ford Collections and Chrysler Collections received prior to the Termination Date shall be applied first to the Ford Concentration Draws and the Chrysler Concentration Draws, respectively, until such Concentration Draws have been reduced to zero.

         SECTION 1.04.  COLLECTIONS DURING LIQUIDATION PERIOD.

                (a) On the close of business on each Business Day during the Liquidation Period, Master Servicer will, out of all Collections received on such day from Pool Receivables:

                   (i) determine the amount of Ford Collections and Chrysler Collections received on such day,

                   (ii) divide (A) the Ford Collections into Ford Normal Collections and Ford Excess Collections based upon the applicable Ford Allocation Percentage, and (B) the Chrysler Collections into Chrysler Normal Collections and Chrysler Excess Collections based upon the applicable Chrysler Allocation Percentage,

                (iii) deposit (A) the Ford Excess Collections into the Ford Excess Collateral Account and (B) the Chrysler Excess Collections into the Chrysler Excess Collateral Account,

                (iv) divide the remaining Collections (other than Ford Excess Collections and Chrysler Excess Collections) into the Purchaser's Share and Seller's Share of such Collections,

                (v) out of Purchaser's Share of Collections allocated pursuant to CLAUSE (iv), set aside and hold in trust an amount to be paid to the Administrator as provided in SECTION 3.01 equal to the sum of

                   (A) the estimated amount of Earned Discount accrued through such day in respect of each Asset Tranche (based upon the rate information provided by the Administrator pursuant to
              SECTION 2.05) and not previously set aside,

                   (B) all other amounts due from Seller to the Purchaser (other than in respect of Purchaser's Total Investment), the Administrator or the Relationship Bank hereunder and the Master Servicer's Fee (in each case accrued through such day) and not previously set aside,

                   (C) an amount equal to the lesser of the remaining amount of such Purchaser's Share of Collections and the Purchaser's Total Investment, and

                (vi) pay to the Seller the portion, if any, of Seller's Share of Collections not deposited pursuant to the preceding CLAUSE (iii) and of Purchaser's Share not required to be set aside pursuant to the preceding CLAUSE (v); PROVIDED that, if, on or prior to such day, either

                   (A) any Ford Receivable or Chrysler Receivable has become a Defaulted Receivable, or

                   (B) the Excess Concentration Limit for either Ford or Chrysler shall be equal to zero due to a downgrade or withdrawal of the applicable credit ratings of Ford or Chrysler, as the case may be, the Master Servicer shall ratably divide the Seller's Share of such Collections determined pursuant to CLAUSE (iv) into two amounts which shall be treated as and deemed to be Ford Collections and Chrysler Collections, respectively, based upon the proportion that

                   (y) the amount of the Unpaid Balance of Ford Receivables included in the Net Pool Balance bears to

                   (z) the amount of the Unpaid Balance of Chrysler Receivables included in the Net Pool Balance,

         as each such amount is reflected in the Information Package most recently delivered prior to the commencement of the Liquidation Period, and further divide such deemed Ford Collections into Ford Normal Collections and Ford Excess Collections and such deemed Chrysler Collections into Chrysler Normal Collections and Chrysler Excess Collections, as provided by the preceding CLAUSE (ii), and deposit the deemed Ford Excess Collections and deemed Chrysler Excess Collections as so further divided into the Ford Excess Collateral Account, in the case of such Ford Excess Collections and the Chrysler Excess Collateral Account, in the case of such deemed Chrysler Excess Collections and deposit the deemed Ford Normal Collections and Chrysler Normal Collections in the Cash Collateral Account.

                 (b) At the end of each Yield Period and each Settlement Period, Master Servicer shall withdraw from the Cash Collateral Account

                (i) first, an amount equal to the aggregate amount of the Unpaid Balance of all Receivables that became Defaulted Receivables during such Yield Period or Settlement Period and pay the amount so withdrawn to the Administrator to be applied in reduction of the Purchaser's Total Investment as provided in SECTION 3.01(d)(iv) until the Purchaser's Tranche Investment for all Asset Tranches funded by Liquidity Loans, Commercial Paper Notes or Credit Draws have been reduced to zero;

                (ii) second, after the Asset Tranches set forth in the previous CLAUSE (i) have been reduced to zero, from any remaining amounts on deposit in the Cash Collateral Account, an amount up to the amount of all Recourse Obligations otherwise unsatisfied at such time and pay the amount so withdrawn to the Administrator to be applied ratably to such Recourse Obligations; and

                (iii) third, after all Recourse Obligation have been satisfied in full, from any remaining amounts on deposit in the Cash Collateral Account, an amount up to the outstanding amount of Ford Concentration Draws and Chrysler Concentration Draws at such time, in each case, together with accrued interest thereon and pay the amount so withdrawn to the Administrator to be applied ratably to such Ford Concentration Draws and Chrysler Concentration Draws and accrued interest thereon.

                 (c) If, on any day a Ford Concentration Draw or a Chrysler Concentration Draw is outstanding, the Master Servicer shall withdraw from the Ford Excess Collateral Account, in the case of a Ford Concentration Draw, or the Chrysler Excess Collateral Account, in the case of a Chrysler Concentration Draw, an amount equal to the lesser of

                (i) all amounts owing in respect of such Concentration Draw, and

                (ii) the balance in the Ford Excess Collateral Account or the Chrysler Excess Collateral Account, as the case may be,

     and in either case, pay the amount so withdrawn to the Administrator for application to the Ford Concentration Draws or the Chrysler Concentration Draws, as the case may be, in accordance with SECTION 3.01(d);

     PROVIDED, that, if on such day, the Unpaid Balance of Ford Receivables or Chrysler Receivables, as the case may be, is zero, the Master Servicer shall

                (y) withdraw from the Chrysler Excess Collateral Account amounts owing in respect of any Ford Concentration Draw, if, on such day, the Unpaid Balance of Chrysler Receivables is zero, and

                (z) withdraw from the Ford Excess Collateral Account amounts owing in respect of any Chrysler Concentration Draw, if, on such day, the Unpaid Balance of Ford Receivables is zero;

                and in either case, pay the amount so withdrawn to the Administrator for application to the Ford Concentration Draws or the Chrysler Concentration Draws, as the case may be, in accordance with
         SECTION 3.01(d);

     PROVIDED, FURTHER that, if on such day, the Unpaid Balance of Ford Receivables and Chrysler Receivables is zero, the Master Servicer shall withdraw all amounts then on deposit in the Ford Excess Collateral Account and the Chrysler Excess Collateral Account and deposit such amounts in the Cash Collateral Account to be applied in accordance with the previous CLAUSE (b).

         (d)      If, on any day the sum of

                (i) the Purchaser's Share of the aggregate amount of Collections then on deposit in the Collateral Accounts, PLUS

                (ii)  the amount the set aside pursuant to the preceding CLAUSE
         (a)(v),

     is equal to or greater than the amount which, if paid by the Seller in respect of Purchaser's Total Investment and all other amounts payable by Seller under the Transaction Documents, would cause the Final Payout Date to occur, then the Master Servicer shall (y) pay to the Administrator such amount from withdrawals from the Collateral Accounts and amounts set aside pursuant to the preceding CLAUSE (a)(v), for application in accordance with SECTION 3.01(d), and (z) pay all remaining amounts on deposit in the Collateral Accounts and amounts so set aside to the Seller.

           (e) If, on any day when no Ford Concentration Draw or Chrysler Concentration Draw is outstanding, there is no Pool Receivable that is less than 150 days past due from the original due date for such Receivable, then the Master Servicer shall withdraw all amounts from the Collateral Accounts and pay such amounts, together with all amounts set aside pursuant to the preceding CLAUSE (a)(v), to the Administrator for application in accordance with SECTION 3.01(d).

           (f) Notwithstanding the application of any amounts pursuant to CLAUSES (b), (c) or (e) of the foregoing provisions of this SECTION 1.04, any Collections received prior to the Final Payout Date shall be applied as provided in CLAUSE (a) of this SECTION 1.04.

SECTION 1.05.  [RESERVED]
SECTION 1.06.    PURCHASED INTEREST.

           (a) COMPONENTS OF PURCHASED INTEREST. On any date the Purchased Interest will represent Purchaser's undivided percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect to such Pool Receivables as at such date.

           (b) COMPUTATION OF PURCHASED INTEREST. On any date, the Purchased Interest will be equal to a percentage, expressed as the following fraction:

                           PTI + ACR + LCR + LR + DR
                           -------------------------
                                     NPB
where:

                 PTI  = the then Purchaser's Total Investment;

                 ACR  = the then Accrued Cost Reserve;

                 LCR  = the then Liquidation Cost Reserve;

                 LR   = the then Loss Reserve;

                 DR   = the then Dilution Reserve; and

                 NPB  = the then Net Pool Balance;

PROVIDED, HOWEVER, that the Purchased Interest, as computed as of the day immediately preceding the Termination Date, will remain constant at all times on and after the Termination Date until the Final Payout Date, unless at any time the Administrator requests a recalculation of the Purchased Interest, in which case the Purchased Interest shall remain constant following such recalculation until the Final Payout Date, or, if earlier, until the date of the next such recalculation.

                (c) FREQUENCY OF COMPUTATION. The Purchased Interest shall be computed (i) as provided in SECTION 3.01, as of the Cut-Off Date for each Settlement Period, and (ii) on the Settlement Date following such Reporting Date, after giving effect to the payments made pursuant to SECTION 3.01. In addition, at any time during the Liquidation Period or when a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Administrator may require Master Servicer to provide an Information Package, based on the information then available to Master Servicer, for purposes of computing the Purchased Interest or the Purchase Limit as of any other date, and Master Servicer agrees to do so within one Business Day of its receipt of the Administrator's request.


ARTICLE II

                              COMPUTATIONAL RULES

         SECTION 2.01. SELECTION OF ASSET TRANCHES. The Administrator shall, from time to time for purposes of computing Earned Discount, divide the Purchased Interest into Asset Tranches, and the applicable Earned Discount Rate may be different for each Asset Tranche. Purchaser's Total Investment shall be allocated to each Asset Tranche by the Administrator to reflect the funding sources for the Purchased Interest, so that:

                (a) there will be one or more Asset Tranches, selected by the Administrator, reflecting the portion of the Purchased Interest funded by outstanding Liquidity Loans, if any;

                (b) there will be one or more Asset Tranches, selected by the Administrator, reflecting the portion of the Purchased Interest funded by Credit Draws, if any;

                (c) there will be one or more Asset Tranches, selected by the Administrator, reflecting the portion of the Purchased Interest funded by Concentration Draws, if any; and

                (d) there will be an Asset Tranche equal to the excess of Purchaser's Total Investment over the aggregate amounts allocated at such time pursuant to CLAUSES (a), (b) and (c) above, which Asset Tranche shall reflect the portion of the Purchased Interest funded by Commercial Paper Notes.

         The Purchaser confirms that it is its intention to allocate all or substantially all of the Purchased Interest to the Asset Tranche funded by Commercial Paper Notes; provided that the

Purchaser or the Administrator may determine, from time to time, in its sole discretion, that funding such Purchased Interest by Commercial Paper Notes is not desirable for any reason.

         SECTION 2.02. COMPUTATION OF PURCHASER'S TOTAL INVESTMENT AND PURCHASER'S TRANCHE INVESTMENT. In making any determination of Purchaser's Total Investment and any Purchaser's Tranche Investment, the following rules shall apply:

                (a) Purchaser's Total Investment shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered to the Administrator pursuant hereto;

                (b) Purchaser's Total Investment shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason; and

                (c) if there is any reduction in Purchaser's Total Investment, there shall be a corresponding reduction in a Purchaser's Tranche Investment with respect to one or more Asset Tranches selected by the Administrator in its discretion.

         SECTION 2.03. COMPUTATION OF CONCENTRATION LIMITS AND UNPAID BALANCE. The Obligor Concentration Limits and the aggregate Unpaid Balance of Pool Receivables of any Obligor and its Affiliated Obligors (if any) shall be calculated as if such Obligor and its Affiliated Obligors were one Obligor.

         SECTION 2.04. COMPUTATION OF EARNED DISCOUNT. In making any determination of Earned Discount, the following rules shall apply:

                (a) the Administrator shall determine the Earned Discount accruing with respect to each Asset Tranche and each Settlement Period therefor (or, in the case of an Asset Tranche funded by Liquidity Loans, Credit Draws or Concentration Draws, each Yield Period), in accordance with the definition of Earned Discount;

                (b) no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

                (c) Earned Discount for any Asset Tranche shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

         SECTION 2.05. ESTIMATES OF EARNED DISCOUNT RATE, FEES, ETC. For purposes of determining the amounts required to be set aside by Master Servicer pursuant to SECTION 1.03, the Administrator shall notify Master Servicer from time to time of the Purchaser's Tranche Investment of each Asset Tranche, the Earned Discount Rate applicable to each Asset Tranche and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (i) the Earned Discount Rate for any Asset Tranche may change from one applicable Yield Period or Settlement Period to the next, and the Alternate Base Rate or CP Rate used to calculate the Earned Discount Rate may change from time to time during an applicable Yield Period or Settlement Period, (ii) certain rate information provided by the Administrator to Master Servicer shall be based upon the Administrator's good faith estimate, (iii) the amount of Earned Discount actually accrued with respect to an Asset Tranche during any Settlement Period (or, in the case of an Asset Tranche funded by Liquidity Loans, Credit Draws or Concentration Draws, any Yield Period) may exceed, or be less than, the amount set aside with respect thereto by Master Servicer, and
(iv) the amount of fees or other payables accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Master Servicer. Failure to set aside any amount so accrued shall not relieve Master Servicer of its obligation to remit Collections to the Administrator with respect to such accrued amount, as and to the extent provided in SECTION 3.01.


ARTICLE III

                                  SETTLEMENTS

         SECTION 3.01. SETTLEMENT PROCEDURES. The parties hereto will take the following actions with respect to each Settlement Period:

                (a) INFORMATION PACKAGE. On the Reporting Date for each Settlement Period, Master Servicer shall deliver to the Relationship Bank and the Administrator a diskette containing the information described in EXHIBIT 3.01(a) (an "INFORMATION PACKAGE").

                (b) EARNED DISCOUNT; OTHER AMOUNTS DUE. On the day before each Reporting Date, the Administrator shall notify Master Servicer of
         (i) the amount of Earned Discount accrued in respect of the Purchaser's Total Investment during the prior Settlement Period, and
         (ii) all fees and other amounts accrued and payable by Seller under this Agreement (other than amounts described in CLAUSE (c) below). Master Servicer shall pay to the Administrator the amount of such Earned Discount, fees and other amounts on the Settlement Date for such month. Such payment shall be made (A) out of amounts set aside pursuant to SECTION 1.03 or SECTION 1.04 for such payment, (B) in the case of amounts other than Earned Discount, to the extent that amounts were not set aside pursuant to SECTION 1.03 or SECTION 1.04 for such payment, out of Collections paid by Master Servicer to Seller (which amounts Seller hereby agrees to pay to Master Servicer) up to the aggregate amount of Collections paid to Seller during such Settlement Period, and (C) in the case of Earned Discount, to the extent that funds were not set aside pursuant to SECTION 1.03 or SECTION 1.04 for such payment (because the actual Earned Discount for such Settlement Period was greater than the estimated Earned Discount used in calculating the Purchased Interest during such Settlement Period), out of Collections paid by Master Servicer to Seller (which amounts Seller hereby agrees to pay to Master Servicer), up to the aggregate amount of Collections paid to Seller during such Settlement Period.

         (c) PAYMENTS OF PURCHASER'S TOTAL INVESTMENT; PAYMENTS DURING LIQUIDATION PERIOD.

                (i) On the Reporting Date for each Settlement Period, the Administrator shall compute and notify the Master Servicer of, as of the related Cut-Off Date and based upon the assumptions in the next sentence, (A) the Purchased Interest, (B) the amount of the reduction or increase (if any) in the Purchased Interest since the next preceding Cut-Off Date, (C) the excess (if any) of the Purchased Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser's Total Investment over the Purchase Limit, (E) the outstanding Concentration Draws, and (F) all accrued and unpaid Earned Discount in respect of each Asset Tranche, Master Servicer's Fee and all other amounts then due to Purchaser, the Administrator or Relationship Bank. Such calculation shall be based upon the assumptions that (x) the information in the Information Package is correct, and (y) Collections set aside pursuant to SECTION 1.03 or
         SECTION 1.04 will be paid to the Administrator on the Settlement Date for such Settlement Period.


                (ii)  If, according to the computations made pursuant to CLAUSE
         (i) above, on any Reporting Date, the Purchased Interest exceeds the Allocation Limit or the Purchaser's Total Investment exceeds the Purchase Limit, then on the Settlement Date for such Settlement Period, Master Servicer shall pay to the Administrator (to the extent of Collections during the related Settlement Period attributable to all Asset Tranches and not previously paid to the Administrator) the amount necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Purchased Interest to the Allocation Limit, SUBJECT, HOWEVER, to the PROVISO to SECTION 1.03(c)(iii). Such payment shall be made out of amounts set aside pursuant to SECTION
         1.03 for such purpose and, to the extent Collections which should have been set aside pursuant to SECTION 1.03 were instead reinvested, the Seller hereby agrees to pay such amounts to the Master Servicer (for remittance to the Administrator).

                (iii) In addition to the payments described in CLAUSE (ii) above, during the Liquidation Period, Master Servicer shall pay to the Administrator out of the amounts set aside pursuant to SECTION 1.04(a)(v) or deposited in the Cash Collateral Account pursuant to
         SECTION 1.04 (A) on the last day of the current Yield Period, an amount not exceeding the Purchaser's Tranche Investment of the Asset Tranches funded by Liquidity Loans, if any, (B) after reduction to zero of the Purchaser's Tranche Investments of the Asset Tranches, if any, funded by Liquidity Loans, on the Settlement Date for each Settlement Period, an amount not exceeding the Purchaser's Tranche Investment of the Asset Tranche funded by Commercial Paper Notes, and
         (C) after reduction to zero of the Purchaser's Tranche Investment of all Asset Tranches funded by Liquidity Loans or Commercial Paper Notes, on the last day of the current Yield Period for any Asset

         Tranche funded by Credit Draws, an amount not exceeding the Purchaser's Total Investment funded by Credit Draws; provided that, notwithstanding the foregoing, all amounts on deposit in the Ford Excess Collateral Account and the Chrysler Excess Collateral Account shall be applied to any Ford Concentration Draw or Chrysler Concentration Draw, as applicable, as provided in SECTION 3.01(d) until each such Concentration Draw is reduced to zero.

         (d) ORDER OF APPLICATION. Upon receipt by the Administrator of funds distributed on or prior to a Settlement Date or on the last day of any Yield Period pursuant to SECTION 1.03, SECTION 1.04 or this SECTION 3.01, the Administrator shall apply such funds on such Settlement Date or on the last day of such Yield Period, as applicable, to the items specified in the subclauses below, in the order of priority of such subclauses:

                (i) to Earned Discount accrued during such Settlement Period with respect first, to Liquidity Loans, next to Commercial Paper Notes and last to Credit Draws, and then to any previously accrued Earned Discount not paid on a prior Settlement Date with respect first, to Liquidity Loans, next to Commercial Paper Notes, and last to Credit Draws;

                (ii) to accrued and unpaid Master Servicer's Fee (if Master Servicer is not Seller or its Affiliate);

                (iii) to the Program Fee, the Liquidity Fee and the Concentration Fee accrued during such Settlement Period in that order and then to any previously accrued Program Fee, Liquidity Fee and Concentration Fee not paid on a prior Settlement Date, in that order;

                (iv) to the reduction of Purchaser's Total Investment, to the extent such reduction is required under SECTION 3.01(c)(iii);

                (v) to other accrued and unpaid amounts owing to Purchaser hereunder (except Earned Discount on any Asset Tranche funded by a Liquidity Loan or a Concentration Draw which has accrued but is not yet overdue under SECTION 1.03(c));

                (vi)  to accrued and unpaid amounts owing to the Relationship
         Bank;

                (vii) to accrued and unpaid Master Servicer's Fee (if Master Servicer is Seller or its Affiliate); and

                (viii) to outstanding Ford Concentration Draws and Chrysler Concentration Draws ratably according to outstanding principal amounts, together with accrued interest thereon.

Notwithstanding anything to the contrary in this CLAUSE (d):

                (i) on each Business Day prior to the Termination Date, all Ford Collections and Chrysler Collections received on such day shall be applied by the Administrator to any outstanding Ford Concentration Draw and accrued interest thereon or Chrysler Concentration Draw and accrued interest thereon, as applicable, until each such Concentration Draw and the amount of accrued interest thereon is reduced to zero, and

                (ii) on each Business Day on and after the Termination Date, all amounts withdrawn from the Ford Excess Collateral Account or the Chrysler Excess Collateral Account and paid to the Administrator pursuant to SECTION 1.04(c) shall be applied by the Administrator to any outstanding Ford Concentration Draw and accrued interest thereon or Chrysler Concentration Draw and accrued interest thereon, as applicable, until each such Concentration Draw and the amount of accrued interest thereon is reduced to zero.

         (e) NON-DISTRIBUTION OF MASTER SERVICER'S FEE. If the Administrator consents (which consent may be revoked at any time), the amounts (if any) set aside pursuant to SECTION 1.03 in respect of Master Servicer's Fee may be retained by Master Servicer, in which case no distribution shall be made in respect of Master Servicer's Fee pursuant to CLAUSE (d) above.

         (f) DELAYED PAYMENT. If on any day described in this SECTION 3.01 or in SECTION 1.03(c), because Collections during the relevant Settlement Period or Yield Period were less than the aggregate amounts payable, Master Servicer shall not make any payment otherwise required, the next available Collections in respect of the Purchased Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full.

     SECTION 3.02. Deemed Collections; Reduction of Purchaser's Total Investment, Etc.

             (a)      DEEMED COLLECTIONS.  If on any day

                (i)     the Unpaid Balance of any Pool Receivable is

                (A) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any adjustment by any Seller Party or any Affiliate of any thereof,

                (B) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against any Seller Party or any Affiliate of any thereof (whether such claim arises out of the same or a related or an unrelated transaction),

                (C) reduced on account of the obligation of any Seller Party to pay to the related Obligor any rebate or refund, or

                (D) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than such Receivable becoming a Defaulted Receivable), or

                (ii) any of the representations or warranties of Seller set forth in SECTION 6.01(l) or (p) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of Seller set forth in SECTION 6.01(l) are no longer true with respect to any Pool Receivable, or any Pool Receivable is repurchased by an Originator pursuant to the Sale Agreement, then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable

                (I) in the case of CLAUSE (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and

                (II) in the case of CLAUSE (ii) above, in the amount of the Unpaid Balance of such Pool Receivable and, in the case of a deemed collection under CLAUSE (i) or (ii), Purchaser shall have full recourse to Seller for the amount of such Pool Receivable deemed to be a Collection. Collections deemed received by Seller under this
SECTION 3.02(a) are herein referred to as "DEEMED COLLECTIONS".

                 (b) OPTIONAL LIMITATION ON REINVESTMENT. In addition to and not in limitation of the provisions of SECTION 1.03(c)(iii), Seller may at any time elect to reduce the Purchaser's Total Investment as follows:

                (i) Seller shall give the Administrator at least 5 Business Days' prior written notice of such reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

                (ii) on the proposed date of commencement of such reduction and on each day thereafter, Master Servicer shall refrain from reinvesting Collections pursuant to SECTION 1.03(a)(iv) until the amount thereof not so reinvested shall equal the desired amount of reduction, and

                (iii) Master Servicer shall hold such Collections in trust for Purchaser, pending payment to the Administrator on the next Settlement Date;

     provided that:

                (A) the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000, and the Purchaser's Total Investment after giving effect to such reduction shall be not less than $10,000,000 (unless Purchaser's Total Investment shall thereby be reduced to zero), and

                (B) Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period.

         SECTION 3.03.  PAYMENTS AND COMPUTATIONS, ETC.

                (a) Payments. All amounts to be paid or deposited by Seller or Master Servicer to the Administrator or any other Person hereunder (other than amounts payable under SECTION 4.02) shall be paid or deposited in accordance with the terms hereof no later than 10:00 a.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds (i) in the case of amounts to be paid or deposited in respect of accrued and unpaid Earned Discount or in reduction of Purchaser's Total Investment, to the Collateral Agent at The First National Bank of Chicago, Chicago, Illinois (account no. 21-201949-1), (ii) in the case of Concentration Draws and other amounts to be paid to any Concentration Bank, to NCB, account no. 151804 for distribution to the applicable Concentration Bank and (iii) in the case of all fees, expenses and other amounts (other than amounts payable under SECTION 4.02), to the Administrator in care of State Street Bank & Trust Company, Boston, Massachusetts (account no. 13585872), or, in the case of CLAUSE (i) or (ii) above, to such other account at the bank named therein or at such other bank as the Collateral Agent, the Administrator or any Concentration Bank, as applicable, may designate by written notice to the Person making such payment.

                (b) LATE PAYMENTS. Seller or Master Servicer, as applicable, shall, to the extent permitted by law, pay to Purchaser interest on all amounts not paid or deposited when due hereunder at 2% PER ANNUM above the Alternate Base Rate, payable on demand, PROVIDED, HOWEVER, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

                (c) METHOD OF COMPUTATION. All computations of interest, Earned Discount, Liquidation Discount, any fees payable under SECTION
         4.01 and any other fees payable by Seller to Purchaser, the Administrator, any Concentration Bank or the Relationship Bank in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

         SECTION 3.04. TREATMENT OF COLLECTIONS AND DEEMED COLLECTIONS. Seller shall forthwith deliver to Master Servicer all Deemed Collections, and Master Servicer shall hold or distribute such Deemed Collections as Earned Discount, accrued Master Servicer's Fee, repayment of Purchaser's Total Investment, and to other accrued amounts owing hereunder to the same extent as if such Deemed Collections had actually been received on the date of such delivery to Master Servicer. If Collections are then being paid to the Administrator or its designee, or lock boxes or accounts directly or indirectly owned or controlled by the Administrator, Master Servicer shall forthwith cause such Deemed Collections to be paid to the Administrator or its designee or to such lock boxes or accounts, as applicable, or as the Administrator shall request. So long as Seller shall hold any Collections (including Deemed Collections) required to be paid to Master Servicer, the Administrator or Collateral Agent, it shall hold such Collections in trust and shall clearly mark its records to reflect such trust; provided that unless the Administrator or the Relationship Bank shall have requested it in writing to do so, Seller shall not be required to should such Collections in a separate deposit account containing only such Collections.


ARTICLE IV

                           FEES AND YIELD PROTECTION

         SECTION 4.01. FEES. Seller shall pay to Purchaser and the Administrator certain fees from time to time in amounts and payable on such dates as are set forth in a separate letter dated on or about the date hereof (as amended from time to time, the "FEE LETTER") among Seller, Purchaser, the Relationship Bank and the Administrator.

         SECTION 4.02.  YIELD PROTECTION.

         (a) If (i) any Regulatory Change occurring after the date hereof or
         (ii)   Regulation D

                (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Purchased Interest owned by or funded by it, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any Purchaser's Total Investments or Earned Discount owned by, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of the Purchased Interest owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except with respect to any tax on or determined by reference to the overall net income of such Affected Party imposed by the United States of America, by the jurisdiction in which such Affected Party's principal executive office is located and, if such Affected Party's principal executive office is not in the United States of America, by the jurisdiction where such Affected Party's principal office in the United States is located); or

                (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

                (C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party (excluding any such change in the amount of capital resulting from the application of (as opposed to a change in) any law, rule, regulation, interpretation, directive or requirement existing on the date hereof); or

                (D) shall impose any other condition affecting any Purchased Interest owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

                (E) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

     and the result of any of the foregoing is or would be

                (x) to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) (I) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under the Liquidity Agreement, or any Credit Draw or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrator for continuing its or Seller's relationship with Purchaser,

                (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or under the Liquidity Agreement or the Credit Agreement with respect thereto, or

                (z) in the sole determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then, within forty-five days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand and a calculation of the amounts claimed by the Affected Party), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

                (b) Each Affected Party represents that, as of the date of this Agreement, it has no knowledge of any event or condition that would entitle it to compensation pursuant to this SECTION 4.02 and each Affected Party will promptly notify Seller and the Administrator of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this SECTION 4.02; PROVIDED, HOWEVER, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

                (c) In determining any amount provided for or referred to in this SECTION 4.02, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this SECTION
         4.02 shall submit to Seller a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon Seller.

         SECTION 4.03. FUNDING LOSSES. In the event that any Liquidity Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Bank to make any Liquidity Loan or Concentration Draw or maintain any Liquidity Loan or Concentration Draw) as a result of (i) any settlement with respect to Purchaser's Tranche Investment of any Asset Tranche funded by a Liquidity Loan or a Concentration Draw being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, or (ii) any Purchase not being made in accordance with a request therefor under
SECTION 1.02, then, upon written notice from the Administrator to Seller and Master Servicer, Seller shall pay to Master Servicer, and Master Servicer shall pay to the Administrator for the account of such Liquidity Bank, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Seller and Master Servicer.


ARTICLE V

                            CONDITIONS OF PURCHASES

         SECTION 5.01. CONDITIONS PRECEDENT TO INITIAL PURCHASE. The initial Purchase hereunder is subject to the condition precedent that the Administrator shall have received, on or before the date of such Purchase, the following each (unless otherwise indicated) dated such date in the form and substance satisfactory to the Administrator:

                (a) The Sale Agreement, duly executed by the Master Servicer, each Originator and Seller, substantially in the form of
         EXHIBIT 5.01(a), together with (i) the closing documents required to be delivered thereunder;

                (b) A copy of the resolutions of the Board of Directors of each Seller Party approving this Agreement and the other Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

                (c) A certificate of the Secretary or Assistant Secretary of each Seller Party certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Administrator and Purchaser may conclusively rely until such time as the Administrator shall receive from such Seller Party a revised certificate meeting the requirements of this SUBSECTION (c));

                (d) The Articles or Certificate of Incorporation of each Seller Party, duly certified by the Secretary of State of the state of incorporation of such Seller Party, as of a recent date acceptable to Administrator, in each case together with a copy of the by-laws of such Seller Party, duly certified by the Secretary or an Assistant Secretary of such Seller Party;

                (e) Copies of good standing certificates for each Seller Party, issued by the Secretaries of State of the state of incorporation of such Seller Party and the state where such Seller Party's principal place of business is located;

                (f) Acknowledgment copies (or other evidence of filing reasonably acceptable to the Administrator) of (i) proper financing statements (Form UCC-1), in such form as the Administrator may reasonably request, naming each Originator as the seller of the Receivables and Related Assets, Seller as the purchaser thereof and Purchaser as assignee, and (ii) financing statements (Form UCC-1), in such other form as the Administrator may reasonably request, naming Seller as the debtor and seller of an undivided percentage interest in the Pool Receivables and Related Assets and Purchaser as the secured party and purchaser thereof, or other, similar instruments or documents, as may be necessary or, in the opinion of the Administrator, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the sale by each Originator to Seller of, and Purchaser's undivided percentage interest in, the Pool Receivables and Related Assets;

                (g) Search reports provided in writing to the Administrator, (i) listing all effective financing statements that name any Seller Party as debtor and that are filed in the jurisdictions in which filings were made pursuant to SUBSECTION (f) above and in such other jurisdictions that the Administrator shall reasonably request, together with copies of such financing statements (none of which (except for any of the financing statements described in SUBSECTION (f) above) shall cover any Receivables or Related Assets), and (ii) listing all tax liens and judgment liens (if any) filed against any debtor referred to in CLAUSE (i) above in the jurisdictions described therein and showing no such Adverse Claims;

                (h) Duly executed copies of Lock-Box Agreements with each of the Lock-Box Banks;

                (i) A favorable opinion of Baker & Hostetler, special counsel to the Seller Parties, in substantially the form of EXHIBIT 5.01(i).

                (j) A favorable opinion of Baker & Hostetler, special counsel to the Seller Parties, as to

                    (i) the existence of a "true sale" of the Receivables from each Originator to Seller under the Sale Agreement; and

                    (ii) the inapplicability of the doctrine of substantive consolidation to Seller and any of the Originators in connection with any bankruptcy proceeding involving any Seller Party;

                (k) A PRO FORMA Information Package, prepared as of the Cut-Off Date on or about August 31, 1995;

                (l) A report in form and substance satisfactory to the Administrator from the Relationship Bank as to a pre-closing due diligence audit by the Relationship Bank;

                (m) The Liquidity Agreement, in form and substance satisfactory to the Administrator, duly executed by Purchaser, the Liquidity Agent and each Liquidity Bank;

                (n) Written approval by the Credit Bank of this Agreement and the transactions contemplated hereby;

                (o) Letters from the rating agencies then rating the Commercial Paper Notes, confirming in effect that the existing ratings of the Commercial Paper Notes will remain in effect after giving effect to the transactions contemplated hereby; and

                (p) Such other agreements, instruments, certificates, opinions and other documents as the Administrator or the Relationship Bank may reasonably request.

         SECTION 5.02. CONDITIONS PRECEDENT TO ALL PURCHASES AND REINVESTMENTS. Each Purchase (including the first Purchase) and each Reinvestment shall be subject to the further conditions precedent that on the date of such Purchase, Reinvestment or increase the following statements shall be true (and Seller, by accepting the amount of such Purchase or increase or by receiving the proceeds of such Reinvestment, and each other Seller Party, upon such acceptance or receipt by Seller, shall be deemed to have certified that):

                (a)      the representations and warranties contained in
         SECTION 6.01 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

                (b) no event has occurred and is continuing, or would result from such Purchase, Reinvestment and increase, that constitutes a Liquidation Event or Unmatured Liquidation Event,

                (c) after giving effect to each proposed Purchase or Reinvestment, Purchaser's Total Investment will not exceed the Purchase Limit and the Purchased Interest will not exceed the Allocation Limit,

                (d)      the Termination Date shall not have occurred, and

                (e) in the case of a Purchase, the Administrator shall have timely received an appropriate notice of the proposed Purchase in accordance with SECTION 1.02(a);

PROVIDED, HOWEVER, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Reinvestment or any Purchase on any day which does not cause the Purchaser's Total Investment, after giving effect to such Reinvestment or Purchase, to exceed the Purchaser's Total Investment as of the opening of business on such day.


ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         SECTION 6.01. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES. Each Seller Party jointly and severally represents and warrants as follows:

                (a) ORGANIZATION AND GOOD STANDING; OWNERSHIP. Each Seller Party has been duly organized and is validly existing as a corporation in good standing under the laws of the state in which it was incorporated, with corporate power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. Seller had at all relevant times, and now has, all necessary corporate power, authority, and legal right to acquire and own the Pool Receivables. Standard owns directly all the issued and outstanding capital stock of Seller, in each case, free and clear of all Adverse Claims.

                (b) DUE QUALIFICATION. Each Seller Party is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, and the failure to obtain such qualification, licenses or approvals could reasonably be expected to have a Material Adverse Effect.

                (c) POWER AND AUTHORITY; DUE AUTHORIZATION. Each Seller Party (i) has all necessary corporate power, authority and legal right
         (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, (C) in the case of Master Servicer, to service the Receivables and the Related Assets in accordance with this Agreement and the Sale Agreement, and (D) in the case of Seller, sell and assign the Purchased Interest on the terms and conditions herein provided, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents and, in the case of Seller, the sales and assignments described in CLAUSE (i)(D) above.

                (d) VALID SALE; BINDING OBLIGATIONS. (i) This Agreement constitutes a valid sale, transfer, and assignment of the Purchased Interest to Purchaser, enforceable against creditors of, and purchasers from, Seller, and (ii) this Agreement constitutes, and each other Transaction Document to be signed by any Seller Party when duly executed and delivered will constitute, a legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms; except as enforceability of any of the foregoing may be limited by bankruptcy, insolvency, reorganization, or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                (e) NO VIOLATION. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles or certificate of incorporation or by-laws of any Seller Party, or any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which any Seller Party is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of Seller Party's properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or
         (iii) violate any law or any order, rule, or regulation applicable to any Seller Party of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over such Seller Party or any of its properties, except where such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

                (f) NO PROCEEDINGS. There are no proceedings or investigations pending, or, to any Seller Party's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of the Receivables under the Sale Agreement or of the Purchased

         Interest under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that might have a Material Adverse Effect or (iv) seeking to adversely affect the federal income tax characterization as sales of the Purchases or Reinvestments hereunder.

                (g) BULK SALES ACT. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                (h) GOVERNMENT APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by each Seller Party of this Agreement and each other Transaction Document to which it is a party, EXCEPT for (i) the filing of the UCC financing statements referred to in ARTICLE V,
         (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in SECTION 8.05, all of which, at the time required in ARTICLE V or SECTION 8.05, as applicable, shall have been duly made and shall be in full force and effect, and (iii) authorizations, approvals, notices and filings, the failure of which to obtain, notify or file could not reasonably be expected to have a Material Adverse Effect.

                (i) FINANCIAL CONDITION. (w) The consolidated balance sheets of Standard and its consolidated subsidiaries as at December 31, 1994, and the related statements of income and shareholders' equity of Standard and its consolidated subsidiaries for the fiscal year then ended, certified by Arthur Andersen, LLP, independent certified public accountants, copies of which have been furnished to the Administrator and the Relationship Bank, fairly present in all material respects the consolidated financial condition of Standard and its consolidated subsidiaries as at such date and the consolidated results of the operations of Standard and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, (x) since December 31, 1994 there has been no material adverse change in any such condition, except as described in SCHEDULE 6.01(i), (y) the balance sheets of Seller as at the date hereof, certified by an authorized officer of the Seller, copies of which have been furnished to the Administrator and the Relationship Bank, fairly present in all material respects the financial condition, assets and liabilities of Seller as at such date, all in accordance with GAAP consistently applied, and (z) since the date of Seller's formation, there has been no material adverse change in Seller's financial condition, business, business prospects or operations.

                (j) LITIGATION. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and to the knowledge of any Seller Party, no threat by any person has been made to attempt to obtain any such decision that would prevent, any Seller Party from conducting a material part of its business operations and would have a Material Adverse Effect, except as described in SCHEDULE 6.01(j).

                (k) MARGIN REGULATIONS. The use of all funds obtained by any Seller Party under this Agreement or any other Transaction Document will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

                (l) QUALITY OF TITLE. (i) Each Pool Receivable, together with the Related Assets, is owned by Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator); (ii) when Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority undivided percentage ownership interest to the extent of the Purchased Interest in each Pool Receivable, each Related Asset and Collections with respect thereto, free and clear of any Adverse Claim (other than any Adverse Claim arising as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator; and (iii) no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein, the Related Assets or Collections with respect thereto is on file in any recording office except such as may be filed (1) in favor of an Originator in accordance with the Contracts, (2) in favor of Seller in connection with the Sale Agreement, (3) in favor of Purchaser or the Administrator in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator, or (4) in favor of the Collateral Agent.

                (m) ACCURATE REPORTS. No Information Package (if prepared by any Seller Party or its Affiliate, or to the extent information therein was supplied by any Seller Party or its Affiliate) or other information, exhibit, financial statement, document, book, record or report (excluding projections and forecasts) furnished or to be furnished, in each case in writing, by or on behalf of any Seller Party or its Affiliates to the Administrator, Purchaser or the Relationship Bank in connection with this Agreement was inaccurate in any material respect as of the date it was dated or as of the date so furnished, or contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading. All projections or forecasts furnished by any Seller Party or its Affiliate to the Administrator, Purchaser or the Relationship Bank in connection with this Agreement were prepared in good faith and based on reasonable assumptions.

                (n) OFFICES. The principal places of business and chief executive offices of Master Servicer and Seller are located at the respective addresses set forth under its name on the signature pages hereof, and the offices where Master Servicer and Seller keep all their books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in
         SCHEDULE 6.01(n) (or at such other locations, notified to the Administrator in accordance with SECTION 7.01(f), in jurisdictions where all action required by SECTION 8.05 has been taken and completed).

                (o) LOCK-BOX ACCOUNTS. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts of each Originator or Seller at such Lock-Box Banks, are specified in SCHEDULE 6.01(o) (or have been notified to and approved by the Administrator and the Relationship Bank in accordance with
         SECTION 7.03(d)).

                (p) ELIGIBLE RECEIVABLES. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase or Reinvestment shall be an Eligible Receivable on such date.

                (q) NATURE OF RECEIVABLES. Each Receivable constitutes an "account" as such term is defined in the UCC.


ARTICLE VII

                      GENERAL COVENANTS OF SELLER PARTIES

         SECTION 7.01. AFFIRMATIVE COVENANTS OF SELLER PARTIES. From the date hereof until the Final Payout Date, each Seller Party will, unless the Administrator and the Relationship Bank shall otherwise consent in writing:

                (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply had not and will not have individually or in the aggregate a Material Adverse Effect.

                (b) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

                (c) AUDITS. (i) At any time and from time to time upon reasonable written notice during regular business hours, permit the Administrator, the Relationship Bank or any of their agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller Party relating to Pool Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of any Seller Party for the purpose of examining such materials described in CLAUSE
         (i)(A) next above, and to discuss matters relating to Pool Receivables or any Seller Party's performance hereunder with any Responsible Manager of any Seller Party having knowledge of such matters; (ii) at any time and from time to time upon reasonable written notice during regular business hours, permit the Administrator, the Relationship Bank or any of their agents or representatives, to meet with the independent auditors of the Seller Parties, to the extent permitted by such auditors, to review such auditors' work papers (including, without limitation, work papers relating to any audit report or audit opinion described in SECTION 7.02(h)) and otherwise to review with such auditors the books and records of the Seller Parties with respect to the Pool Receivables and Related Assets; and (iii) without limiting the provisions of CLAUSE
         (i) next above, from time to time (A) upon reasonable written notice during regular business hours, not more than once in any calendar quarter or (B) on request of the Administrator or the Relationship Bank at any time when a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, at the expense of such Seller Party, permit certified public accountants or other auditors
         acceptable to the Administrator to conduct a   review of any Seller
         Party's books and records with respect to the Pool Receivables and Related Assets, at such Seller Party's expense.

                (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. In the case of Master Servicer, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Pool Receivables).

                (e) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES AND CONTRACTS. At its expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Pool Receivables and all purchase orders and other agreements related to such Pool Receivables.

                (f) LOCATION OF RECORDS. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, all related Contracts and all purchase orders and other agreements related to such Pool Receivables (and all original documents relating thereto), at the address of Master Servicer and Seller referred to in SECTION 6.01(n) or, upon at least 30 days' prior written notice to the Administrator, at such other locations in jurisdictions where all action required by SECTION
         8.05 shall have been taken and completed.

                (g) CREDIT AND COLLECTION POLICIES. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

                (h) COLLECTIONS. In the case of Master Servicer, instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank, and in the case of the other Seller Party, not give any contrary or conflicting instructions, and, upon the request of Master Servicer or the Administrator, confirm such instructions by

         Master Servicer or take such other action as may be reasonably required to give effect to such instructions.

                (i) SALE AGREEMENT. Perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement.

         SECTION 7.02. REPORTING REQUIREMENTS OF SELLER PARTIES. From the date hereof until the Final Payout Date unless the Administrator and the Relationship Bank shall otherwise consent in writing, Seller Parties will, and Parent will cause each other Seller Party to, furnish to the Administrator and the Relationship Bank:

                (a) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Standard, copies of the financial statements of Standard and its Subsidiaries prepared on a consolidated basis, consisting of at least a balance sheet as at the close of such quarter and statements of earnings and changes in cash flows for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, in each case in conformity with GAAP, duly certified by the chief financial officer of Standard, together with a certificate from such officer containing a computation of, and showing compliance with, the financial restrictions contained in SECTION 10.01(p);

                (b) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the end of each fiscal year of Standard, copies of the financial statements of Standard and its Subsidiaries prepared on a consolidated basis, consisting of at least a balance sheet of Standard and its Subsidiaries for such year and consolidated statements of earnings, cash flows and shareholders' equity, in each case in conformity with GAAP, consistently applied, setting forth in each case in comparative form corresponding figures form the preceding fiscal year, with all such consolidated statements duly certified by Arthur Andersen, LLP or other independent certified public accountants of nationally recognized standing selected by Standard and approved by the Administrator, which approval will not be unreasonably withheld, together with a certificate from such accountants containing a computation of, and showing compliance with, the financial restrictions contained in SECTION 10.01(p);

                (c) REPORTS TO HOLDERS AND EXCHANGES. In addition to the reports required by SUBSECTIONS (a) and (b) next above, promptly upon the Administrator's or Relationship Bank's reasonable request, copies of any reports specified in such request which any Seller Party sends to any of its securityholders, and any reports or registration statements that any Seller Party files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

                (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which any Seller Party files under ERISA with the Internal Revenue Service, the Pension

         Benefit Guaranty Corporation or the U.S. Department of Labor or which such Seller Party receives from the Pension Benefit Guaranty Corporation;

                (e) LIQUIDATION EVENTS, ETC. As soon as possible and in any event within five days of a Responsible Manager obtaining knowledge of the occurrence of each Liquidation Event and each Unmatured Liquidation Event or any "Purchase Termination Event" or "Unmatured Purchase Termination Event" under the Sale Agreement, a written statement of the chief financial officer or chief accounting officer of a Seller Party setting forth details of such event and the action that such Seller Party take with respect thereto;

                (f) LITIGATION. As soon as possible and in any event within ten Business Days of a Responsible Manager of any Seller Party obtaining knowledge thereof, written notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

                (g) AUDIT OF POOL RECEIVABLES. As soon as available and in any event within 90 days after the end of each fiscal year of Seller, an audit report, prepared by Arthur Andersen, LLP or other nationally recognized independent certified public accountants selected by Seller and reasonably acceptable to the Administrator and the Relationship Bank, as of the end of such fiscal year, substantially in the form of the report delivered pursuant to SECTION 5.01(l) and covering such other matters as the Administrator or the Relationship Bank may reasonably request;

                (h) CHANGE IN CREDIT AND COLLECTION POLICY. Prior to its effective date, written notice of (i) any material change in the character of any Seller Party's business, and (ii) any material change in the Credit and Collection Policy; and

                (i) OTHER. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of any Seller Party as the Administrator or the Relationship Bank may from time to time reasonably request in order to protect the interests of the Administrator or Purchaser under or as contemplated by this Agreement.

         SECTION 7.03. NEGATIVE COVENANTS OF SELLER PARTIES. From the date hereof until the Final Payout Date, no Seller Party will, without the prior written consent of the Administrator and the Relationship Bank:

                (a) SALES, ADVERSE CLAIMS, ETC. (i) Except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or any Related Asset, or any interest therein, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, and
         (ii) in the case of Master Servicer, not assert any interest in the Receivables, except as Master Servicer.

                (b) EXTENSION OR AMENDMENT OF RECEIVABLES. Except as otherwise permitted in SECTION 8.02(c), extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition of any Contract related thereto; provided that this CLAUSE (b) shall not apply to any Receivable reconveyed to the applicable Originator pursuant to SECTION 3.5 of the Sale Agreement.

                (c) CHANGE IN BUSINESS OR CREDIT AND COLLECTION POLICY. Make or permit to be made any material change in the character of its business or, except as required by GAAP, in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Pool Receivable or otherwise adversely affect the interests or remedies of Purchaser under this Agreement or any other Transaction Document.

                (d) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS. Add or terminate any bank as a Lock-Box Bank from those listed in SCHEDULE 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to Seller or Master Servicer or payments to be made to any Lock-Box Bank (except for a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lock-Box Bank), unless (i) the Administrator and the Relationship Bank shall have approved such addition, termination or change and (ii) the Administrator shall have received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank.

                (e) DEPOSITS TO LOCK-BOX ACCOUNTS. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any lock-box account or other account covered by any Lock-Box Agreement, or any other account maintained by Seller or Master Servicer for the purpose of receiving Collections on Pool Receivables, any cash or cash proceeds other than Collections of Pool Receivables.

                (f) CHANGES TO OTHER DOCUMENTS. Enter into any amendment or modification of or supplement to the Sale Agreement or the Seller's Certificate of Incorporation.

                (g) FUNDAMENTAL CHANGES. (i) Except as expressly contemplated by the Transaction Documents, wind up, liquidate or dissolve its affairs, or sell, lease, transfer or otherwise dispose of all or any part of its properties and assets, except that Standard (but not Seller) may sell or otherwise dispose of any assets (A) if such sale or disposition is in the ordinary course of business or (B) other than in the ordinary course of business, unless (x) the aggregate book value of all sales or dispositions (on a consolidated basis) during the most recent 12-month accounting period would exceed 15% of its Total Assets as computed at the end of the most recent quarter preceding such sale or since December 31, 1993 would exceed 25% of its Total Assets as computed at the end of the most recent fiscal year preceding such sale or (y) such assets in the aggregate contributed more than 10% of the Net Income of Standard and its consolidated subsidiaries on a consolidated basis in the most recent 12-month accounting period or 25% of Net Income since December 31, 1993.

                (ii) It will not consolidate with or merge into any other corporation, or permit another corporation to merge into it, unless (and only in the case of a consolidation or merger involving Standard and not the Seller), at the time of such transaction and immediately after giving effect thereto, (A) no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, and (B) if the successor formed by or resulting from such consolidation or merger of Standard is other than Standard, such successor

                (x) shall be a corporation duly organized and existing under the laws of the United States of America or any state thereof, and

                (y) shall, by written instrument satisfactory to the Purchaser, Administrator and Relationship Bank, expressly assume the due and punctual performance and observance of all the obligations, terms, covenants, agreements and conditions of this Agreement and the other Transaction Documents to be performed or observed by Standard and, if Standard is the Master Servicer at such time, the Master Servicer hereunder.

                (h) RESTRICTED PAYMENTS BY SELLER. In the case of Seller, purchase or redeem any shares of the capital stock of Seller, (A) declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders or set aside any funds for any such purpose, or (B) pay any principal amount of any Initial Purchaser Note (as defined in the Sale Agreement), EXCEPT that Seller may pay all or a portion of such principal amount on any day if after giving effect to such payment the Purchaser's Total Investment does not exceed the Purchase Limit and the Purchased Interest does not exceed the Allocation Limit and Seller's Tangible Net Worth (computed for purposes of this CLAUSE (h) by including any Initial Purchaser Notes as Indebtedness of the Seller) is not less than $7,500,000 and Seller has paid all of its current operating expenses.

                (i) SELLER INDEBTEDNESS. In the case of Seller, incur or permit to exist any indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (A) indebtedness of Seller to Standard incurred in accordance with the Sale Agreement, (B) current accounts payable arising under the Transaction Documents and not overdue and (C) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding not to exceed $150,000.

                (j) NEGATIVE PLEDGES. Enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon any Receivables or Related Assets, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

         SECTION 7.04. SEPARATE CORPORATE EXISTENCE OF SELLER. Each Seller Party hereby acknowledges that Purchaser, the Administrator and the Relationship Bank are entering into the transactions contemplated hereby in reliance upon Seller's identity as a legal entity separate from Master Servicer and its other Affiliates. Therefore, each Seller Party shall take all steps specifically required by this Agreement or reasonably required by the Administrator or the Relationship Bank to continue Seller's identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of its Affiliates, and is not a division of Standard or any other Person. Without limiting the foregoing, each Seller Party will take such actions as shall be required in order that:

                (a) Seller will be a limited purpose corporation whose primary activities are restricted in its Certificate of Incorporation to purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests, or selling interests, in Pool Receivables and Related Assets, entering into agreements for the selling and servicing of the Receivables Pool, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

                (b) Not less than one member of Seller's Board of Directors (the "INDEPENDENT DIRECTOR") shall be an individual, who is not, and never has been, a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, material supplier or material customer of Standard or any of its Affiliates (provided that indirect stock ownership of Standard or of any of its Affiliates by any Person through a mutual fund or similar diversified investment pool shall not disqualify such person from being an Independent Director unless such person maintains direct or indirect control of the investment decisions of such mutual fund or similar diversified investment pool). The certificate of incorporation of Seller shall provide that (i) Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action and (ii) such provisions cannot be amended without the prior written consent of such Independent Director;

                (c) No Independent Director shall at any time serve as a trustee in bankruptcy for Seller or any Affiliate thereof;

                (d) Any employee, consultant or agent of Seller will be compensated from Seller's funds for services provided to Seller. Seller will not engage any agents other than its attorneys, auditors and other professionals, Standard or an Affiliate thereof in a manner consistent with this SECTION 7.04 and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Master Servicer's Fee;

                (e) Seller will contract with Master Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay Master Servicer the Master Servicer's Fee pursuant hereto. Seller will not incur any material indirect or overhead expenses for items shared with Standard (or any other Affiliate thereof) which are not reflected in the Master Servicer's Fee (except as permitted by CLAUSE (o) below). To the extent, if any, that Seller (or any other Affiliate thereof) share items of expenses not reflected in the Master Servicer's Fee, for legal, auditing and other professional services and directors' fees and other reasonable charges, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Standard shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, agency and other fees;

                (f) Seller's operating expenses will not be paid by any other Seller Party or other Affiliate of Seller unless that Seller Party or Affiliate is acting as agent in a manner consistent with CLAUSES (a) through (e);

                (g)  Seller will have its own stationery;

                (h) The books and records of Seller will be maintained separately from those of Master Servicer and any other Affiliate of Seller;

                (i) Any financial statements of any Seller Party or Affiliate thereof which are consolidated to include Seller will contain detailed notes clearly stating that (A) all of Seller's assets are owned by Seller, and (B) Seller is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of Seller's assets prior to any value in Seller becoming available to Seller's equity holders;

                (j) Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of Master Servicer and the other Affiliates;

                (k) Each Affiliate of Seller will strictly observe corporate formalities in its dealings with Seller, and funds or other assets of Seller will not be commingled with those of any of its Affiliates;

                (l) No Affiliate of Seller will maintain joint bank accounts with Seller or other depository accounts with Seller to which any such Affiliate (other than in its capacity as the Master Servicer or Servicer hereunder or under the Sale Agreement) has independent access;

                (m) No Affiliate of Seller shall, directly or indirectly, name Seller or enter into any agreement to name Seller as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate of Seller;

                (n) No Affiliate of Seller will at any time pool any of its funds with any funds of Seller;

                (o) Each Affiliate of Seller will maintain arm's-length relationships with Seller, and each Affiliate of Seller that renders or otherwise furnishes services or merchandise to Seller will be compensated by Seller at commercially reasonable rates for such services or merchandise, except that any supplies will be provided at cost; and

                (p) No Affiliate of Seller will be, nor will it hold itself out to be, responsible for the debts of Seller or the decisions or actions in respect of the daily business and affairs of Seller. Standard and Seller will immediately correct or cause to be corrected any known misrepresentation with respect to the foregoing and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

         SECTION 7.05. FINANCIAL COVENANTS. From the date hereof until the Final Payout Date, Standard will:

                (a) TANGIBLE NET WORTH. Maintain at all times a Tangible Net Worth of not less than the then "Required Minimum" in effect at the time in question. On the date of this Agreement, the "Required Minimum" shall be $120,000,000. On (i) the first day of each fiscal quarter of Standard thereafter (other than the first day of the Standard's fiscal year), the Required Minimum shall be increased by an amount equal to fifty percent (50%) of the Net Income of Standard and its consolidated subsidiaries, determined on a consolidated basis, if any, (but not less than zero), for the immediately preceding fiscal quarter; and (ii) the first day of each fiscal year of Standard thereafter, the Required Minimum shall be adjusted to equal the Required Minimum at the beginning of the immediately preceding fiscal year increased by an amount equal to fifty percent (50%) of the Net Income of Standard and its consolidated subsidiaries, determined on a consolidated basis, if any (but not less than zero), for such immediately preceding fiscal year.

                (b) TOTAL DEBT TO CAPITALIZATION RATIO. Not permit the Total Debt to Capitalization Ratio to exceed 0.60 to 1.0 at any time.

                (c) CURRENT RATIO. not permit the Current Ratio to be less than 1.20 to 1.00 at any time.

                (d) LEVERAGE. At any time when Leverage is equal to or greater than 45% measured as of the end of the most recently ended fiscal quarter of Standard, not permit the EBIT Ratio of Standard and its consolidated subsidiaries for the period consisting of the immediately preceding four fiscal quarters to be less than 1.75 to 1.0.


ARTICLE VIII

                         ADMINISTRATION AND COLLECTION

SECTION 8.01.  DESIGNATION OF MASTER SERVICER.

                 (a) STANDARD AS INITIAL MASTER SERVICER. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Master Servicer hereunder from time to time in accordance with this SECTION 8.01. Until the Administrator or the Relationship Bank gives to Standard a Successor Notice (as defined in SECTION 8.01(b)), Standard is hereby designated as, and hereby agrees to perform the duties and obligations of, Master Servicer pursuant to the terms hereof.

                 (b) SUCCESSOR NOTICE; MASTER SERVICER TRANSFER EVENTS. Upon Standard's receipt of a notice from the Administrator or Relationship Bank of the Administrator's or Relationship Bank's designation of a new Master Servicer (a "SUCCESSOR NOTICE"), Standard agrees that it will terminate its activities as MASTER SERVICER hereunder in a manner that the Administrator believes will facilitate the transition of the performance of such activities to the new Master Servicer, and the Administrator (or its designee) shall assume each and all of Standard's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Standard shall use its best efforts to assist the Administrator (or its designee) in assuming such obligations. The Administrator and Relationship Bank agree not to give Standard a Successor Notice until after the occurrence of any Liquidation Event (any such Liquidation Event or other event being herein called a "MASTER SERVICER TRANSFER EVENT"), in which case such Successor Notice may be given at any time in the Administrator's or the Relationship Bank's discretion. If Standard disputes the occurrence of a Master Servicer Transfer Event, Standard may take appropriate action to resolve such dispute; PROVIDED that Standard must terminate its activities hereunder as Master Servicer and allow the newly designated Master Servicer to perform such activities on the date provided by the Administrator or Relationship Bank as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute.

                 (c) SUBCONTRACTS. Master Servicer may, with the prior consent of the Administrator, subcontract with any other Person for servicing, administering or collecting the Pool Receivables; PROVIDED that Master Servicer shall remain liable for the performance of the duties and obligations of Master Servicer pursuant to the terms hereof and such subservicing arrangement may be terminated at the Administrator's request at anytime after a Successor Notice has been given.

SECTION 8.02.  DUTIES OF MASTER SERVICER.

                 (a) APPOINTMENT; DUTIES IN GENERAL. Each of Seller, Purchaser and the Administrator hereby appoints as its agent Master Servicer, as from time to time designated pursuant to SECTION 8.01, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

                 (b) ALLOCATION OF COLLECTIONS; SEGREGATION. Master Servicer shall set aside for the account of Seller and Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with SECTION 1.03 but shall not be required (unless otherwise requested by the Administrator or the Relationship Bank) to segregate the funds constituting such portions of such Collections (other than funds that are reinvested pursuant to SECTION 1.03(iv)) prior to the remittance thereof in accordance with said SECTIONS. If, in the reasonable discretion of the Administrator or the Relationship Bank, the Master Servicer is so instructed, within five (5) (or three (3), if a Liquidation Event has occurred and is continuing) Business Days of receipt by Master Servicer of such instruction, Master Servicer shall segregate and deposit with a bank designated by the Relationship Bank, with the approval of the Administrator, Purchaser's share of Collections of Pool Receivables, on the first Business Day following receipt by Master Servicer of such Collections in immediately available funds.

                 (c) MODIFICATION OF RECEIVABLES. So long as no Liquidation Event and no Unmatured Liquidation Event shall have occurred and be continuing or would result from any of the following, Standard, while it is Master Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as Standard may reasonably determine to be appropriate to maximize Collections thereof, PROVIDED that no Receivable may be extended for more than 90 days or more than once and the Unpaid Balance of any Receivable may be adjusted only once, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of SECTION 3.02(a).

                 (d) DOCUMENTS AND RECORDS. Each Seller Party shall deliver to Master Servicer, and Master Servicer shall hold in trust for Seller and Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

                 (e) CERTAIN DUTIES TO SELLER. Master Servicer shall, as soon as practicable following receipt, turn over to Seller the Collections of any Receivable which is not a Pool Receivable and any other amounts held by Master Servicer other than in respect of Collections on a Pool Receivable. Master Servicer, if other than Standard or any other Seller Party or Affiliate thereof, shall, as soon as practicable upon demand, deliver to Seller all documents, instruments and records in its possession that evidence or relate to Receivables of Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

                 (f) TERMINATION. Master Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.

                 (g) POWER OF ATTORNEY. Seller hereby grants to Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Purchaser (whether or not from Seller) in connection with any Receivable.

SECTION 8.03.  RIGHTS OF THE ADMINISTRATOR.

                 (a) NOTICE TO OBLIGORS. At any time when a Liquidation Event has occurred and is continuing, the Administrator may notify the Obligors of Pool Receivables, or any of them, of the ownership of the Purchased Interest by Purchaser.

                 (b) NOTICE TO LOCK-BOX BANKS. At any time following the earliest to occur of (i) the occurrence of a Liquidation Event, (ii) the commencement of the Liquidation Period, and (iii) the warranty in SECTION 6.01(i)(x) no longer being true, the Administrator is hereby authorized to give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, of the transfer to the Administrator of dominion and control over the lock-boxes and related accounts to which the Obligors of Pool Receivables make payments. Seller and Master Servicer hereby transfer to the Administrator, effective when the Administrator shall give notice to the Lock-Box Banks as provided in the Lock-Box Agreements, the exclusive dominion and control over such lock-boxes and accounts, and shall take any further action that the Administrator may reasonably request to effect such transfer.

                 (c) RIGHTS ON MASTER SERVICER TRANSFER EVENT. At any time following the designation of a Master Servicer other than Standard pursuant to SECTION 8.01:

                (i) The Administrator may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrator or its designee.

                (ii) Any Seller Party shall, at the Administrator's or Relationship Bank's request and at such Seller Party's expense, give notice of Purchaser's ownership and security interests in the Pool Receivables to each such Obligor and direct that payments be made directly to the Administrator or its designee.

                (iii) Each Seller Party shall, at the Administrator's or Relationship Bank's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and make the same available to the successor Master Servicer at a place selected by the Administrator or the Relationship Bank, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Administrator and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Master Servicer.

                (iv) Each Seller Party and Purchaser hereby authorizes the Administrator, and grants to the Administrator an irrevocable power of attorney (which shall terminate on the Final Payout
              Date), to take any and all steps in such Seller Party's name and on behalf of Seller Parties and Purchaser which are necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing any Seller Party's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

         SECTION 8.04. RESPONSIBILITIES OF SELLER PARTIES. Anything herein to the contrary notwithstanding:

                (a) CONTRACTS. Each Seller Party shall perform all of its obligations (if any) under the Contracts related to the Pool Receivables and under the related purchase orders and other agreements to the same extent as if the Purchased Interest had not been sold hereunder, and the exercise by the Administrator or its designee of its rights hereunder shall not relieve any Seller Party from such obligations.

                (b) LIMITATION OF LIABILITY. The Administrator, the Relationship Bank and Purchaser shall not have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements, nor shall any of them be obligated to perform any of the obligations of any Seller Party or any Originator thereunder.

         SECTION 8.05.  FURTHER ACTION EVIDENCING PURCHASES AND REINVESTMENTS.

                (a) FURTHER ASSURANCES. Each Seller Party agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Purchased Interest, or to enable Purchaser or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each Seller Party will:

                (i) upon the reasonable request of the Administrator, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate;

                (ii) upon the reasonable request of the Administrator, mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the

              Administrator, evidencing that the Purchased Interest has been sold in accordance with this Agreement; and

                (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with a legend, reasonably acceptable to the Administrator, evidencing that the Purchased Interest has been sold in accordance with this Agreement.

                (b) ADDITIONAL FINANCING STATEMENTS; PERFORMANCE BY ADMINISTRATOR. Each Seller Party hereby authorizes the Administrator or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Assets now existing or hereafter arising in the name of any Seller Party. If any Seller Party fails to perform any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrator or its designee incurred in connection therewith shall be payable by the Seller Parties as provided in SECTION 14.05.

                (c) CONTINUATION STATEMENTS; OPINION. Without limiting the generality of SUBSECTION (a), Seller will, not earlier than six
         (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in SECTION 5.01(f) or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, if the Final Payout Date shall not have occurred:

                (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

                (ii) deliver or cause to be delivered to the Administrator an opinion of the counsel for Seller Parties, in form and substance reasonably satisfactory to the Administrator, confirming and updating the opinion delivered pursuant to SECTION 5.01(i)(i) to the effect that the Purchased Interest hereunder continues to be a valid and perfected ownership or security interest, subject to no other Adverse Claims of record except as provided herein or otherwise permitted hereunder.

        SECTION 8.06. APPLICATION OF COLLECTIONS. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or required by the underlying Contract or law,

                (a) at any time before the commencement of the Liquidation Period, be recorded as a credit in a contra-account established for Collection of the Receivables of such Obligor; and

                (b) upon and after the commencement of the Liquidation Period, be applied FIRST, as a Collection of Pool Receivables of such Obligor in the order of the age of such Pool

         Receivables starting with the oldest of such Pool Receivables and, second, to any other indebtedness of such Obligor.

ARTICLE IX

                               SECURITY INTEREST

         SECTION 9.01. GRANT OF SECURITY INTEREST. To secure all Recourse Obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees, in each case pro rata according to the respective amounts thereof, Seller hereby assigns and pledges to Purchaser, for the benefit of the Secured Parties, and hereby grants to Purchaser, for the benefit of the Secured Parties, a first priority perfected security interest in, all of Seller's right, title and interest now or hereafter existing in, to and under
(a) all of the Pool Receivables and Related Assets to the extent of the Purchased Interest of the Purchaser therein, (b) all Collections and other proceeds of such Receivables and Related Assets to the extent of the Purchaser's Interest (c) all rights of the Seller under the Sale Agreement and
(d) the Cash Collateral Account and the Collateral Accounts and all amounts on deposit and all certificates or instruments held therein.

         SECTION 9.02. FURTHER ASSURANCES. The provisions of SECTION 8.05 shall apply to the security interest granted under SECTION 9.01 as well as to the Purchases, Reinvestments and all the Purchased Interests hereunder.

         SECTION 9.03. REMEDIES. Upon the occurrence and during the continuance of a Liquidation Event, Purchaser shall have, with respect to the collateral granted pursuant to SECTION 9.01, and in addition to all other rights and remedies available to Purchaser or the Administrator under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.


ARTICLE X

                               LIQUIDATION EVENTS

         SECTION 10.01. LIQUIDATION EVENTS. The following events shall be "LIQUIDATION EVENTS" hereunder:

                (a) Master Servicer (if any Seller Party or Affiliate thereof is Master Servicer) or Seller (in the case of CLAUSE (ii) below)

                (i) shall fail to perform or observe any term, covenant or agreement that is an obligation of Master Servicer hereunder (other than as referred to in CLAUSE (ii) below) including, without limitation, failure to deliver any Information Package, report, statement or other written information required to be delivered by Master

              Servicer hereunder if, in the case of a failure to deliver any Information Package, such failure shall remain unremedied for three (3) Business Days and, in the case of any other failure, such failure shall remain unremedied for five (5) Business Days, or

                (ii) shall fail to make any payment or deposit to be made by it hereunder when due; or

                (b) Any representation or warranty made or deemed to be made by any Seller Party (or any of its officers) under or in connection with this Agreement or any Information Package or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made and which continues to be incorrect in any material respect for a period of fifteen days after the date on which notice of such inaccuracy, requiring the same to be remedied, shall have been given to any Seller Party by the Administrator, or after the date any Responsible Manager of a Seller Party has actual knowledge thereof; or

                (c) Any Seller Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents on its part to be performed or observed and (except as provided in CLAUSE (o) below), any such failure shall remain unremedied for fifteen (15) Business Days after (A) written notice thereof shall have been given by the Administrator or the Relationship Bank to any Seller Party or (B) any Responsible Manager of a Seller Party has actual knowledge thereof; or

                (d) (i) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money which, when taken together with the amount of receivables subject to any agreement or instrument also in default under CLAUSE (iii) below, is in excess of $2,500,000, which indebtedness is of, or guaranteed by, any Seller Party or any Affiliate thereof, which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration; (ii) a "Purchase Termination Event" shall have occurred and be continuing under the Sale Agreement; or (iii) any default under any other agreement or instrument relating to the purchase of receivables of any Seller Party or any Affiliate thereof in an aggregate amount which, when taken together with the amount of indebtedness subject to any agreement or instrument also in default under CLAUSE (i) above, is in excess of $2,500,000, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to terminate, or permit the termination of, the commitment of any party to such agreement or instrument to purchase receivables or the right of such Seller Party or such Affiliate to reinvest in receivables the principal amount paid by any party to such agreement or instrument for its interest in receivables; or

                (e) An Event of Bankruptcy shall have occurred and remain continuing with respect to Master Servicer, any Seller Party or any Originator; or

                (f) the Seller shall be required to register as an "investment company", or be a company controlled by an "investment company", within the meaning of the Investment Company Act of 1940, as amended; or

                (g) The Dilution Ratio at any Cut-Off Date exceeds 5.0% as of such Cut-Off Date or the average of the Dilution Ratios for any three consecutive Cut-Off Dates exceeds 3.50%; or

                (h) The Default Ratio at any Cut-Off Date exceeds 2.0% or the average of the Default Ratios for any three consecutive Cut-Off Dates exceeds 1.75%; or

                (i) Master Servicer (if any Seller Party or Affiliate thereof is Master Servicer) shall make any material change in the policies as to origination of Receivables or in the Credit and Collection Policy and more than five Business Days have elapsed without the Master Servicer having obtained the prior written consent of the Administrator and the Relationship Bank, which consent shall not be unreasonably withheld; or

                (j) On any Settlement Date, after giving effect to the payments made under SECTION 3.01(c), (i) the Purchased Interest exceeds the Allocation Limit or (ii) the Purchaser's Total Investment exceeds the Purchase Limit and, if such excess in CLAUSE (i) or (ii) exists solely as a result of a decrease in the Excess Concentration Limit, the Purchased Interest or the Purchaser's Total Investment shall exceed the respective Allocation Limit or Purchase Limit for more than fifteen days after the Settlement Date for the Settlement Period during which such decrease occurred; or

                (k) The Delinquency Ratio at any Cut-Off Date exceeds 8.0% or the average of the Delinquency Ratios for any three consecutive Cut-Off Dates exceeds 6.0%; or

                (l) A Concentration Draw shall have been requested by the Purchaser and funded by a Concentration Bank pursuant to the Liquidity Agreement; or

                (m)      Any Seller Party is subject to a Change-in-Control; or

                (n) The Internal Revenue Service shall file notice of a lien pursuant to SECTION 6323 of the Internal Revenue Code with regard to any of the Receivables or Related Assets and such lien shall not have been released within 5 days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to SECTION 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Assets; or

                (o) Standard shall (i) fail to observe any of the financial covenants set forth in SECTION 7.05 or (ii) permit the Tangible Net Worth of the Seller (computed for purposes of this CLAUSE (o) by including any Initial Purchaser Notes as Indebtedness of the Seller) to be less than $7,500,000 for a period of more than 30 days; or

                (p) One or more judgments in an aggregate amount exceeding $1,000,000 (not including any portion thereof for which an insurance company shall have acknowledged responsibility in writing or which shall have been paid or bonded or stayed pending appeal) shall have been entered against any Seller Party and remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, which, in the opinion of the Relationship Bank or the Administrator, have caused, or have a reasonable likelihood of causing, a Material Adverse Effect; or

                (q) This Agreement shall for any reason (other than pursuant to the terms hereof) cease to create in favor of the Purchaser a valid and enforceable first priority perfected ownership interest or security interest in each Purchased Interest hereunder, free and clear of any lien.

         SECTION 10.02.  REMEDIES.

                (a) OPTIONAL LIQUIDATION. Upon the occurrence of a and during the continuance of a Liquidation Event (other than a Liquidation Event described in SUBSECTION (e) of SECTION 10.01), the Administrator shall, at the request, or may with the consent, of Purchaser, by notice to Seller declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced.

                (b) AUTOMATIC LIQUIDATION. Upon the occurrence of a Liquidation Event described in SUBSECTION (e) of SECTION 10.01, the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.

                (c) ADDITIONAL REMEDIES. Upon any Purchase Termination Date pursuant to this SECTION 10.02, no Purchases or Reinvestments thereafter will be made, and the Administrator, Purchaser and the Relationship Bank shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.


ARTICLE XI

                      THE ADMINISTRATOR; RELATIONSHIP BANK

         SECTION 11.01. AUTHORIZATION AND ACTION. Pursuant to agreements entered into with the Administrator and the Relationship Bank, Purchaser has appointed and authorized the Administrator and the Relationship Bank (or their respective designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the

Administrator or the Relationship Bank by the terms hereof, together with such powers as are reasonably incidental thereto.

         SECTION 11.02. ADMINISTRATOR'S AND RELATIONSHIP BANK'S RELIANCE, ETC. The Administrator, the Relationship Bank and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Master Servicer pursuant to SECTION 8.01), except for its or their own breach of the terms of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrator and the Relationship
Bank: (a) may consult with legal counsel (including counsel for Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(b) makes no warranty or representation to Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to Purchaser or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document (except by and against the Administrator and the Relationship Bank); and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 11.03. STATE STREET CAPITAL AND NCB AND AFFILIATES. State Street Capital and NCB and any of their respective Affiliates may generally engage in any kind of business with any Seller Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Seller Party or any Obligor or any of their respective Affiliates, all as if State Street Capital and NCB were not the Administrator and the Relationship Bank, respectively, and without any duty to account therefor to Purchaser or any other holder of an interest in Pool Receivables.


ARTICLE XII

                       ASSIGNMENT OF PURCHASER'S INTEREST

         SECTION 12.01.  RESTRICTIONS ON ASSIGNMENTS.

                (a) Neither any Seller Party nor NCB, in any capacity (except, in the case of NCB in any capacity, as otherwise agreed among Purchaser, the Administrator and

         NCB), may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Administrator. Purchaser may not assign its rights hereunder (although it may delegate its duties hereunder as expressly indicated herein) or the Purchased Interest (or any portion thereof) to any Person without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, that

                (i) Purchaser may assign all of its rights and interests in the Transaction Documents, together with all its interest in the Purchased Interest, to State Street Capital or NCB, or both, or any Affiliate of either of them, or to any "bankruptcy remote" special purpose entity, the business of which is administered by State Street Capital or any Affiliate of State Street Capital (which assignee shall then be subject to this Article XII); provided, however, that such assignee has a short-term rating of at least A-1 by Standard and Poor's Ratings Group and P-1 by Moody's Investors Service, Inc. and that in the event of any such proposed assignment permitted pursuant to clause (i), each such assignee shall, promptly upon the purported effective date of such assignment, execute and deliver to Seller a written acknowledgement, in form and substance reasonably satisfactory to Seller, evidencing such assignee's assumption of Purchaser's obligations under this Agreement and under any other agreement executed in connection herewith, and such purported assignment shall be deemed to be of no force and effect if such acknowledgement has not been delivered to Seller, in form and substance reasonably satisfactory to Seller, within ten days of the purported effective date of assignment; and

                (ii) Purchaser may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Purchased Interest, to the Collateral Agent, to secure Purchaser's obligations under or in connection with the Commercial Paper Notes, the Liquidity Agreement, the Credit Agreement and any letter of credit issued thereunder, and certain other obligations of Purchaser incurred in connection with the funding of the Purchases and Reinvestments hereunder, which assignment and grant of a security interest (and any subsequent assignment by the Collateral Agent) shall not be considered an "assignment" for purposes of SECTION 12.01(b) or, prior to the enforcement of such security interest, for purposes of any other provision of this Agreement (other than SECTION 12.03).

                (b) Seller agrees to advise the Administrator within five Business Days after notice to Seller of any proposed assignment by Purchaser of the Purchased Interest (or any portion thereof), not otherwise permitted under subsection (a), of Seller's consent or non-consent to such assignment, and if it does not consent, the reasons therefor. If Seller does not consent to such assignment, Purchaser may immediately or at any time thereafter assign such Purchased Interest (or portion thereof) to any Person or Persons permitted under clause (i) of SECTION 12.01(a).

         SECTION 12.02. RIGHTS OF ASSIGNEE. Upon the assignment by Purchaser in accordance with this Article XII, the assignee receiving such assignment shall have all of the rights of Purchaser with respect to the Transaction Documents and the Purchased Interest (or such portion thereof as has been assigned).

         SECTION 12.03. TERMS AND EVIDENCE OF ASSIGNMENT. Any assignment of the Purchased Interest (or any portion thereof) to any Person which is otherwise permitted under this Article XII shall be upon such terms and conditions as Purchaser and the assignee may mutually agree, and may be evidenced by such instrument(s) or document(s) as may be satisfactory to Purchaser, the Administrator and the assignee.

         SECTION 12.04. RIGHTS OF COLLATERAL AGENT. Seller hereby agrees that, upon prior written notice to Seller, the Collateral Agent may exercise all the rights of the Administrator hereunder, with respect to the Purchased Interest (or any portions thereof), and Collections with respect thereto, which are owned by Purchaser, and all other rights and interests of Purchaser in, to or under this Agreement or any other Transaction Document. Without limiting the foregoing, upon such notice or at any time thereafter (but subject to any conditions applicable to the exercise of such rights by the Administrator), the Collateral Agent may request Master Servicer to segregate Purchaser's allocable shares of Collections from Seller's allocable share, may give a Successor Notice pursuant to and in accordance with Section 8.01(b), may give or require the Administrator or Relationship Bank to give notice to the Lock-Box Banks as referred to in Section 8.03(b) and may direct the Obligors of Pool Receivables to make payments in respect thereof directly to an account designated by them, in each case, to the same extent as the Administrator might have done.


ARTICLE XIII

                                INDEMNIFICATION

         SECTION 13.01.  INDEMNITIES BY SELLER.

                (a) GENERAL INDEMNITY. Without limiting any other rights which any such Person may have hereunder or under applicable law, Seller hereby agrees to indemnify each of the Administrator, Purchaser, the Liquidity Banks, the Credit Bank, the Relationship Bank, the Liquidity Agent, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Purchased Interest or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

                (i) the transfer by any Seller Party of any interest in any Receivable other than the transfer of Receivables and related property by the Originator to Seller pursuant to the Sale Agreement, the transfer of any Purchased Interest to Purchaser pursuant to this Agreement and the grant of a security interest to Purchaser pursuant to SECTION 9.01;

                (ii) any representation or warranty made by any Seller Party (or any of its officers or Affiliates) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of any Seller Party pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be;

                (iii) the failure by any Seller Party to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

                (iv) the failure to vest and maintain vested in Purchaser an undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim, other than a Adverse Claim arising solely as a result of an act of Purchaser, the Administrator or the Relationship Bank, whether existing at the time of any Purchase or Reinvestment of such Purchased Interest or at any time thereafter;

                (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter;

                (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                (vii) any matter described in CLAUSE (i) or (ii) of SECTION 3.02(a);

                (viii) any failure of any Seller Party, as Master Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of ARTICLE III or ARTICLE VIII;

                (ix) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

                (x) any claim of breach by any Seller Party of any related Contract with respect to any Pool Receivable; or

                (xi) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Purchased Interest, or any other interest in the Pool Receivables or in any goods which secure any such Pool Receivables.

         For purposes of determining the Seller's liability under this Section
13.01 for any breach of representation, warranty or covenant, any limitation in such representation, warranty or covenant based on the existence of a Material Adverse Effect or other materiality concept shall be disregarded.

                (b) CONTEST OF TAX CLAIM; AFTER-TAX BASIS. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from any Seller Party under SECTION 13.01(a)(xi), such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

                (c) CONTRIBUTION. If for any reason the indemnification provided above in this Section 13.01 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

         SECTION 13.02. INDEMNITIES BY MASTER SERVICER. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Master Servicer hereby agrees to indemnify each of the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to the Master Servicer's performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document, or any representation or warranty made by Master Servicer (or any of its officers) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Master Servicer, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be. For purposes of determining the Master Servicer's liability under this Section 13.02 for any breach of representation, warranty or covenant, any limitation in such representation, warranty or covenant based on the existence of a Material Adverse Effect or other materiality concept shall be disregarded. Notwithstanding the foregoing, in no event shall any Indemnified Party be awarded any Indemnified Amounts (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) constituting recourse for Defaulted Receivables.

         If for any reason the indemnification provided above in this SECTION
13.02 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Master Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Master Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.


ARTICLE XIV

MISCELLANEOUS

         SECTION 14.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Seller Party therefrom shall in any event be effective unless the same shall be in writing and signed by (a) each Seller Party, the Administrator and Purchaser (with respect to an amendment), PROVIDED that no amendment to this SECTION 14.01 shall become effective without the consent of all the parties hereto, or (b) the Administrator, the Relationship Bank and Purchaser (with respect to a waiver or consent by them) or any Seller Party (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, Purchaser may also be required to obtain the approval of some or all of the Liquidity Banks or the Credit Bank and, with respect to any material amendment, waiver or consent, will be required to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes.

         SECTION 14.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

         SECTION 14.03. NO WAIVER; REMEDIES. No failure on the part of the Administrator, the Relationship Bank, any Affected Party, any Indemnified Party, Purchaser or any other holder of the Purchased Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of State Street Capital, individually and as Administrator, NCB, individually and as Relationship Bank, the Collateral Agent, the Credit Bank and each Liquidity Bank and each Concentration Bank is hereby authorized by Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by State Street Capital, the Collateral Agent and such Liquidity Bank to or for the credit or the account of Seller, now or hereafter existing under this Agreement, to the Administrator, any Concentration Bank, any Affected Party, any Indemnified Party or Purchaser, or their respective successors and assigns.

         SECTION 14.04. BINDING EFFECT; SURVIVAL. This Agreement shall be binding upon and inure to the benefit of each Seller Party, the Administrator, the Relationship Bank, each Concentration Bank, Purchaser and their respective successors and assigns, and the provisions of SECTION 4.02 and ARTICLE XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; PROVIDED, HOWEVER, nothing in the foregoing shall be deemed to authorize any assignment not permitted by SECTION 12.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to ARTICLE VI and the indemnification and payment provisions of ARTICLE XIII and SECTIONS 4.02, 14.05, 14.06, 14.07, 14.08 and 14.15 shall be continuing and shall survive any termination of this Agreement.

         SECTION 14.05. COSTS, EXPENSES AND TAXES. In addition to its obligations under Article XIII, Seller Parties jointly and severally agree to pay on demand:

                (a) all reasonable costs and expenses incurred by the Administrator, the Relationship Bank, any Concentration Bank, the Credit Bank, the Collateral Agent, any Liquidity Bank and the Purchaser and their respective Affiliates in connection with

                (i) the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents or the Liquidity Agreement, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by any Seller Party (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and

                (ii) the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including, without limitation, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of any Seller Party's books and records either prior to the execution and delivery hereof or pursuant to SECTION 7.02(h) or 7.01(c)(iii); and

                (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and Seller Parties jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees).
         SECTION 14.06. NO PROCEEDINGS. Master Servicer hereby agrees that it will not institute against Seller, or join any Person in instituting against Seller, and each Seller Party, Master Servicer, State Street Capital (individually and as Administrator) and NCB (individually and in its various other capacities under the Transaction Documents) and each Concentration Bank each hereby agrees that it will not institute against Purchaser, or join any other Person in instituting against Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

         SECTION 14.07.  Confidentiality of Seller Information.

                (a) CONFIDENTIAL SELLER INFORMATION. Each party hereto (other than Seller Parties) acknowledges that certain of the information provided to such party by or on behalf of Seller Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless Standard shall otherwise agree in writing, and except as provided in SUBSECTION (b), such party will not disclose to any other person or entity:

                (i) any information regarding, or copies of, any non-public financial statements, reports, schedules and other information furnished by any Seller Party to Purchaser, the Administrator or the Relationship Bank (A) prior to the date hereof in connection with such party's due diligence relating to the Seller Parties and the transactions contemplated hereby, or (B) pursuant to
              SECTION 3.01, 5.01, 6.01(i), 6.01(j), 7.01(c) or 7.02, or

                (ii) any other information regarding any Seller Party which is designated by any Seller Party to such party in writing as confidential

         (the information referred to in CLAUSES (i) and (ii) above, whether furnished by any Seller Party or any attorney for or other representative or an Affiliate thereof (each a "SELLER INFORMATION PROVIDER"), is collectively referred to as the "SELLER INFORMATION"); provided, HOWEVER, "SELLER INFORMATION" shall not include any information which is or becomes generally available to the general public other than from a breach of this Agreement or to such party on a nonconfidential basis from a source other than any Seller Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Seller Information Provider.

                (b) DISCLOSURE. Notwithstanding SUBSECTION (a), each party may disclose any Seller Information:

                (i) to any of such party's independent attorneys, consultants and auditors, and to each Liquidity Bank, the Credit Bank, any dealer or placement agent for Purchaser's commercial paper, and any actual or potential assignees of, or participants in, any of the rights or obligations of Purchaser, any Liquidity Bank, any Concentration Bank, the Credit Bank, the Administrator or the Relationship Bank under or in connection with this Agreement, who
              (A) in the good faith belief of such party, have a need to know such Seller Information, (B) are informed by such party of the confidential nature of the Seller Information and the terms of this SECTION 14.07, and (C) are subject to confidentiality restrictions generally consistent with this SECTION 14.07,

                (ii) to any rating agency that maintains a rating for Purchaser's commercial paper or is considering the issuance of such a rating, for the purposes of reviewing the credit of Purchaser in connection with such rating,

                (iii) to any other party to this Agreement (and any independent attorneys, consultants and auditors of such party), for the purposes contemplated hereby,

                (iv) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

                (v) subject to SUBSECTION (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Seller Information, or

                (vi) in connection with the enforcement of this Agreement or any other Transaction Document.

         In addition, Purchaser and the Administrator may disclose on a "no name" basis to any actual or potential investor in Purchaser's Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of Purchaser's commitment and Purchaser's Total
         Investment with respect to the Purchased Interest and any      other
         credit enhancement provided by any Seller Party hereunder), the nature, amount and status of the Pool Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables Pool.

                (c) LEGAL COMPULSION. In the event that any party hereto (other than any Seller Party) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Information, such party will (or will cause its representative to)

                (i) provide Standard with prompt written notice so that (A) Standard may seek a protective order or other appropriate remedy, or (B) Standard may, if it so chooses, agree that such party (or its representatives) may disclose such Seller Information pursuant to such request or legal compulsion; and

                (ii) unless Standard agrees that such Seller Information may be disclosed, make a timely objection to the request or compulsion to provide such Seller Information on the basis that such Seller Information is confidential and subject to the agreements contained in this SECTION 14.07.

         In the event such protective order or remedy is not obtained, or Standard agrees that such Seller Information may be disclosed, such party will furnish only that portion of the Seller Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Seller Information.

                (d) This SECTION 14.07 shall survive termination of this Agreement.

         SECTION 14.08.  CONFIDENTIALITY OF PROGRAM INFORMATION.

                (a) CONFIDENTIAL INFORMATION. Each party hereto acknowledges that State Street Capital regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

                (i) it will not disclose without the prior consent of State Street Capital (other than to the directors, employees, auditors, counsel or affiliates (collectively, "REPRESENTATIVES") of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this SECTION 14.08), (A) any information regarding the pricing in, or copies of, this Agreement any other Transaction Document or any transaction contemplated hereby or thereby, (B) any information regarding the organization, business or operations of Purchaser generally or the services performed by the Administrator or the Relationship Bank for Purchaser, or (C) any information which is furnished by State Street Capital to such party and which is designated by State Street Capital to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) is collectively referred to as the "PROGRAM INFORMATION"); PROVIDED, HOWEVER, that such party may disclose any such Program Information (I) to any other party to this Agreement (and any independent attorneys, consultants and auditors of any such party) for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling, including the Exchange Act, applicable to such party, or (IV) subject to SUBSECTION (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information; and

                (ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments and legal determinations with respect thereto.

                (b)  AVAILABILITY OF CONFIDENTIAL INFORMATION.  This SECTION
         14.08 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than State Street Capital or were known to such party on a nonconfidential basis prior to its disclosure by State Street Capital.

                (c) LEGAL COMPULSION TO DISCLOSE. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will

                (i) provide State Street Capital with prompt written notice so that State Street Capital may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion; and

                (ii) unless State Street Capital agrees that such Program Information may be disclosed, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this SECTION 14.08.

         In the event that such protective order or other remedy is not obtained, or State Street Capital agrees that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information. In the event any Seller Party is required to file a copy of this Agreement with the Securities and Exchange Commission or any other governmental authority, it will
         (A) provide State Street Capital with prompt written notice of such requirement and (B) exercise reasonable efforts to obtain reliable assurance that such governmental authority will give confidential treatment to this Agreement.

                (d) SURVIVAL. This SECTION 14.08 shall survive termination of this Agreement.

         SECTION 14.09. CAPTIONS AND CROSS REFERENCES. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

         SECTION 14.10. INTEGRATION. This Agreement, together with the letter referenced in SECTION 4.01, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

         SECTION 14.11. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF PURCHASER IN THE RECEIVABLES OR RELATED PROPERTY IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         SECTION 14.12. WAIVER OF JURY TRIAL. EACH SELLER PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

         SECTION 14.13. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. EACH SELLER PARTY HEREBY ACKNOWLEDGES AND AGREES THAT:

                (a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

                (b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

         SECTION 14.14. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

         SECTION 14.15. NO RECOURSE AGAINST OTHER PARTIES. No recourse under any obligation, covenant or agreement of Purchaser contained in this Agreement shall be had against any stockholder, employee, officer, director, or incorporator of Purchaser, PROVIDED, HOWEVER, that nothing in this SECTION 14.15 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for his/her or its gross negligence or willful misconduct.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                          THE STANDARD PRODUCTS FUNDING
                                          CORPORATION, as Seller


                                          By_______________________________
                                            Title__________________________

                                          2401 South Gulley Road
                                          Dearborn, Michigan 48124
                                          Facsimile No.:  (313) 561-7674
                                          Attention:  _____________________


                                          THE STANDARD PRODUCTS COMPANY, as
                                          initial Master Servicer


                                          By_______________________________
                                          Title____________________________

                                          2401 South Gulley Road
                                          Dearborn, Michigan 48124
                                          Facsimile No.:  (313) 561-7674
                                          Attention:  _____________________


                                          CLIPPER RECEIVABLES CORPORATION,
                                          as Purchaser


                                          By_______________________________
                                            Vice President

                                          P.O. Box 4024
                                          Boston, Massachusetts  02101
                                          Facsimile No.:  (617) 951-7050
                                          Attention:  _____________________

                                        STATE STREET BOSTON CAPITAL
                                        CORPORATION, as Administrator


                                        By_______________________________
                                          Vice President

                                        225 Franklin Street
                                        Boston, Massachusetts  02110
                                        Facsimile No.:  (617) 350-4020
                                        Attention:  Clipper Funds


                                        NATIONAL CITY BANK,
                                        as Relationship Bank


                                        By_______________________________
                                          Vice President

                                        1900 East Ninth Street
                                        Cleveland, Ohio  44114
                                        Facsimile No.:  (216) 575-9396
                                        Attention:  _____________________